UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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SJW Corp.
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SJW CORP.
Notice of Annual Meeting of Shareholders
To Be Held On April 29, 2015
To Our Shareholders:
Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Wednesday, April 29, 2015 at 9:00 AM Pacific Time at the principal offices of SJW Corp., 110 W. Taylor Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect nine directors to serve on the Board of Directors of SJW Corp.;

2.	To approve the reincorporation of SJW Corp. from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2015; and

4.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors has set the close of business on Tuesday, March 3, 2015 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2015: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2014 ARE AVAILABLE AT http://www.rrdezproxy.com/2015/sjwcorp.

BY ORDER OF THE BOARD OF DIRECTORS

W. Richard Roth
President, Chief Executive Officer
and Chairman of the Board

San Jose, California
March __, 2015

SJW CORP.
110 W. Taylor Street
San Jose, California 95110
Proxy Statement for the 2015 Annual Meeting of Shareholders
To Be Held on April 29, 2015
The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation ("SJW Corp." or the "Corporation"), for use at SJW Corp.'s annual meeting of shareholders to be held on April 29, 2015 at 9:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California.
These proxy solicitation materials are being mailed on or about March __, 2015 to all shareholders entitled to notice of, and to vote at, the annual meeting of shareholders. SJW Corp.'s 2014 Annual Report, which includes its Form 10-K for the year ended December 31, 2014, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.	To elect nine directors to serve on the Board of Directors of SJW Corp.;

2.	To approve the reincorporation of SJW Corp. from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2015; and

4.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy for each of the foregoing proposals.
VOTING RIGHTS AND SOLICITATION
Voting
Only shareholders of record on March 3, 2015, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 3, 2015, there were 20,336,409 shares of common stock issued and outstanding.
Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors where shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. There are nine directors to be elected at the annual meeting so you have a total of 9 x 100 = 900 votes. You could give all 900 votes to one nominee, or 300 votes to each of three nominees, or 100 votes to each of the nine nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless: (1) the candidate(s) has been placed in nomination prior to the voting, and (2) the shareholder has given written notice to the chairman at the meeting prior to any voting that the shareholder intends to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The nine nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required
A majority of the Corporation's outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum.  Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business.  If a broker or other nominee holds shares in its name on behalf of a shareholder, the broker or nominee is not permitted to vote those shares on Proposals 1 and 2 in the absence of voting instructions from that shareholder. The broker or nominee is permitted to vote on Proposal 3 in the absence of voting instructions from the shareholders, therefore the Corporation does not expect any broker non-votes for Proposal 3.
In the election of directors, the nine director nominees receiving the highest number of affirmative votes will be elected (Proposal 1). Broker non-votes will have no effect on Proposal 1.
Proposal 2 requires for approval the affirmative vote of a majority of the outstanding shares entitled to vote. Proxy cards marked “abstain” and broker non-votes will have the effect of a “NO” vote on Proposal 2.
Proposal 3 requires for approval the affirmative vote of (i) a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting and (ii) a majority of the shares of common stock required to constitute a quorum. Abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, approval of Proposal 3 also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore abstentions could prevent the approval of Proposal 3 because they do not count as affirmative votes.
Voting Procedure
Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 28, 2015. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1, FOR the reincorporation of SJW Corp. from California to Delaware as described in Proposal 2 and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 3, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Corp., 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.
Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, electronic mail or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services. In addition, the Corporation has retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting.  The Corporation has agreed to pay that firm $7,500, plus expenses, for proxy solicitation services.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Nine directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.
Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the nine nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. Daniel B. More was recommended as a nominee by W. Richard Roth. All other nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, another wholly owned subsidiary of SJW Corp. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that five of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX, Inc. and Texas Water Alliance Limited, two wholly owned subsidiaries of SJW Corp., for a concurrent term.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.
The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since		Position with the Corporation	Committee Membership
Katharine Armstrong	62	2009		Director	Executive Compensation Committee Nominating & Governance Committee (Chair)
Walter J. Bishop	63	2012		Director	Audit Committee Real Estate Committee
Mark L. Cali	49	1992		Director	Real Estate Committee (Chair) Executive Compensation Committee
Douglas R. King	72	2003		Director	Audit Committee (Chair) Nominating & Governance Committee
Daniel B. More	58	N/A		Nominee for Director	N/A
Ronald B. Moskovitz	71	2010		Director	Executive Compensation Committee (Chair) Audit Committee
George E. Moss	83	2009	(1)	Director	Nominating & Governance Committee
W. Richard Roth	62	1994		President, Chief Executive Officer and Chairman of the Board	Real Estate Committee
Robert A. Van Valer	65	2006		Director	Nominating & Governance Committee
_______________

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

Business Experience of Nominees
Katharine Armstrong, President of Natural Resources Solutions ("NRS") since 2008. Ms. Armstrong was the President of Katharine Armstrong, Inc. from 2003 until 2014. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong also served as a director of Uranium Energy Corp. from June 2012 until June 2014.
Walter J. Bishop, Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010. Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010. The District serves 600,000 customers in Northern California's Contra Costa County. From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager. Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management. Mr. Bishop is a registered civil engineer in the State of California, and holds a Bachelor of Science in Civil Engineering from Duke University and a Masters in Public Administration from Pepperdine University.
Mark L. Cali, Attorney at Law, a Court Attorney for the Superior Court of California, County of San Luis Obispo since 2006. Prior to becoming a Court Attorney, Mr. Cali was a principal with the firm Clark, Cali and Negranti LLP from 1996 until 2006. Mr. Cali holds a California Real Estate Broker's license. Mr. Cali is Director and Vice-President of Arioto-Cali Properties and Winchester Ranch, Inc. and a Managing Member of Cali-Arioto LLC.
Douglas R. King, Retired as an audit partner of Ernst & Young LLP in 2002. During his career, Mr. King was the audit partner on large, complex public registrants, he managed Ernst & Young's San Francisco office, and had regional managing responsibilities. He also serves as a director of Adaptive Spectrum & Signal Alignment, Inc., Westport Innovations Inc. and Silicon Graphics International Corp. He also served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007 and Fuel Systems Solutions, Inc. from April 2006 until July 2010. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.
Daniel B. More, Retired as a Managing Director and Global Head of Utility Mergers & Acquisitions of the Investment Banking Division of Morgan Stanley in 2014. He held such position since 1996. Mr. More has been an investment banker since 1978 and has specialized in the utility sector since 1986. He serves as a director of the New York Independent System Operator since April 2014 and serves as a director of Saeta Yield since February 2015. Mr. More received his B.A. in economics from Colby College in 1978 and his Master of Business Administration in finance from the Wharton School at the University of Pennsylvania in 1983.
Ronald B. Moskovitz, Counsel to Morgan, Lewis & Bockius LLP since October 2008. He was a partner at Morgan, Lewis & Bockius LLP from 2003 until October 2008. Prior to 2003, he was a partner at Brobeck, Phleger & Harrison LLP, where at various times he was a member of its management committee and headed its Corporate Group and its Mergers and Acquisitions Group. Mr. Moskovitz's practice has emphasized on mergers, acquisitions and corporate finance. Mr. Moskovitz received his J.D., magna cum laude, from Harvard University in 1968, and his B.A., cum laude and Phi Beta Kappa, from Williams College in 1965.
George E. Moss, Chairman of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since May 2010 and Vice Chairman from 1990 to May 2010. Mr. Moss was formerly President of the Roscoe Moss Company until 1990. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX, Inc. Mr. Roth is also the Chief Executive Officer and Chairman of the Board of Texas Water Alliance Limited. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in 1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.

Robert A. Van Valer, President of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.
No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp. and its subsidiaries are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.
Experience, Qualifications, Attributes and Skills of Board Members
The biographies included above and the following table describe the particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Corp. at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Corp. and its subsidiaries):

Name	Particular Experience, Qualifications, Attributes or Skills
Katharine Armstrong
The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Chairman of the Armstrong Center for Energy and the Environment, a Texas public policy foundation

	-	President of Natural Resources Solutions since 2008, an environmental consulting company based in Austin, Texas

	-	Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

	-	Extensive experience in a wide variety of natural resource regulatory policy, including water

	-	Member of the Board of Directors of the Texas Watershed Management Foundation

	-	Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

	-	President of Taking Care of Texas, a state-wide conservation initiative founded by Laura Bush, former First Lady of the United States

	-	Active in the State of Texas where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Walter J. Bishop
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience leading and managing major water utilities in the United States with over one million customers

	-	Nationally recognized leader and engineer in the water and wastewater industry for over 40 years and received awards from numerous organizations for his commitment to water issues and policy

	-	Member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee

Name	Particular Experience, Qualifications, Attributes or Skills
	-	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years

	-	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

	-	Member of Aspen Institute expert panel on Water Infrastructure Sustainability

Mark L. Cali
The principal experience, qualifications and skills that Mr. Cali brings to the Board of Directors contribute to the Board's direction, guidance and oversight of the Corporation's legal compliance and the execution of the Corporation's overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Licensed attorney with experience in civil litigation, and in real estate, insurance, and construction matters

	-	Licensed real estate broker with experience in commercial real estate

	-	Board member and Vice-President of Arioto-Cali Properties, a commercial real estate company

In addition, Mr. Cali has a meaningful economic interest in the Corporation through his beneficial ownership of approximately 1.5 percent of the outstanding shares of the Corporation's common stock.

Douglas R. King
The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and corporate governance. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Accounting, finance and audit experience, including his experience at Ernst & Young LLP from 1970 until 2002

	-	Serves as the Corporation's "audit committee financial expert" as defined in Securities and Exchange Commission rules

	-	Experience serving on the Board and Audit Committee of various publicly-traded companies

	-	Experience in managing 400 employees at Ernst & Young LLP from 1998 until 2002

Daniel B. More
The principal experience, qualifications and skills that Mr. More would bring to the Board of Directors would contribute to the Board's oversight of the Corporation's financial reporting requirements and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 30 years of experience in investment banking, including capital raising, privatizations, and mergers and acquisitions with specialization in the utility sector since 1986

	-	Experience and knowledge in business strategy, strategic initiatives, corporate governance, and executive recruiting

	-	Experience and knowledge of utility regulation, cost of capital proceedings and the rate making process

Name	Particular Experience, Qualifications, Attributes or Skills
Ronald B. Moskovitz
The principal experience, qualifications and skills that Mr. Moskovitz brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements, corporate governance, its administration of executive officer compensation programs through the Executive Compensation Committee, and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience in corporate legal practice for over 40 years with major law firms in Northern California, including work in corporate finance, public company reporting and transactional work

	-	Experience on the Corporation's Audit Committee

	-	Familiarity with the business and affairs of the Corporation based on many years of legal representation prior to his retirement from active practice in 2008

	-	Law firm management experience

George E. Moss
The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 60 years experience in groundwater development, water well design, water treatment, and sustainability

	-	Over 30 years experience in the water utility industry

	-	Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives

	-	Recipient of the Oliver Award from the National Groundwater Association for lifetime contributions to the field of groundwater development

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 9.2 percent of the outstanding shares of the Corporation's common stock.

W. Richard Roth
The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

	-	Current President, Chief Executive Officer and Chairman of the Board of the Corporation and has been an officer of the Corporation since 1990

	-	Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

	-	Certified public accountant with over 10 years of experience with KPMG LLP, a registered public accounting firm

	-	Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board's goal of establishing significant relationships between the Corporation and the leaders of local communities.

Name	Particular Experience, Qualifications, Attributes or Skills
Robert A. Van Valer
The principal experience, qualifications and skills that Mr. Van Valer brings to the Board of Directors relate primarily to his substantial experience in the water industry that allows him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-
Over 37 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

	-	President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

	-	Participation in several industry non-profit and educational organizations and groundwater associations
Independent Directors
The Board of Directors has affirmatively determined that each of its directors who served during the 2014 fiscal year, current directors and nominees, other than W. Richard Roth, SJW Corp.'s Chairman of the Board, President and Chief Executive Officer, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.
In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation's relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries and of which Mr. Moss is Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder. Roscoe Moss Manufacturing Company sold Rossum Sand Tester equipment and associated repair parts to San Jose Water Company, the Corporation's wholly owned subsidiary, for an aggregate price of approximately $6,029 in 2013 and $3,840 in 2014. In addition, Roscoe Moss Manufacturing Company sold conductor casing, well casing and screen and gravel and sounding pipe for water wells with an aggregate price of approximately $768,222 in 2012, approximately $927,162 in 2013, and approximately $450,606 in 2014 to contractors for use in San Jose Water Company well replacement construction projects. The Board of Directors concluded that the Corporation's relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were equal to or less than one and a half percent of Roscoe Moss Manufacturing Company's gross revenues in 2012, 2013 and 2014, and Mr. Van Valer and Mr. Moss expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will be less than one and a half percent of its revenue in future years.
The Board of Directors has determined that the members of the Audit Committee and the members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the New York Stock Exchange for audit committee membership and executive compensation committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The positions of Chairman and Chief Executive Officer are held by W. Richard Roth. The Board also appointed George E. Moss, an independent director, as the lead independent director of the Board. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a lead independent director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and value creation. The Board believes that Mr. Roth is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Roth's long tenure with the Corporation, his many years of experience in managing the Corporation in the regulated water utility industry and his familiarity with the challenges and intricacies of such regulatory environment.
As the lead independent director, Mr. Moss assumes the following duties and responsibilities: (i) advise and consult with the Chair regarding the information provided to directors in connection with Board meetings, (ii) ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings, (iii) serve as principal liaison between the independent directors and the Chair, (iv) chair the meetings of the Board when the Chair is not present, and (v) respond directly to shareholders and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group. The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider from time to time whether the new leadership structure should be maintained or modified.
Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment and business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors on a regular basis. The Audit Committee, pursuant to its charter, meets periodically with employees to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, and Real Estate Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. Messrs. King, Bishop and Moskovitz are the current Audit Committee members. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to audit committee members. The Board of Directors has determined that Mr. King is an "audit committee financial expert" as defined in Securities and Exchange Commission rules. The Audit Committee held nine meetings during fiscal year 2014. The Audit Committee charter may be found at the Corporation's website at www.sjwcorp.com.
Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and other key employees, and administers all employee benefit plans, including the Corporation's Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and other incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation's executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee had engaged Frederic W. Cook & Co., a national executive compensation consulting firm, to serve as the committee's independent compensation consultant and provide advice on executive officer and director compensation for the 2014 fiscal year. In April 2014, the Executive Compensation Committee retained Mercer (US) Inc. to serve as its new independent compensation consultant. The role of each such consultant, the nature and scope of the consultant’s respective assignments and the material elements of the instructions or directions given to the consultant with respect to the performance of their duties are more fully set forth below in the section entitled "Compensation Discussion and Analysis." Both consultants only provided advice or recommendations on executive officer and director compensation matters in 2014. No additional services were provided by either consultant or any affiliate to SJW Corp. or its subsidiaries in 2014.
Ms. Armstrong and Messrs. Cali and Moskovitz are the current members of the Executive Compensation Committee. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to compensation committee members. The Executive Compensation Committee held six meetings during fiscal year 2014. The Executive Compensation Committee Charter may be found at the Corporation's website at www.sjwcorp.com.
Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Messrs. Moss, King, Van Valer and Ms. Armstrong are the current Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2014. The Nominating & Governance Committee has a charter and Corporate Governance Policies, which may be found at the Corporation's website at www.sjwcorp.com.
On October 28, 2004, the Board of Directors approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (the "Policies and Procedures"). Such Policies and Procedures were amended effective October 26, 2006, July 30, 2014 and January 28, 2015. The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation's website at www.sjwcorp.com.
The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill Board, committee chair and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation's goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Corp. does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.
The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 110 W. Taylor Street, San Jose, California 95110, of a completed "Shareholder Recommendation of Candidate for Director" form which can be found at the Corporation's website at www.sjwcorp.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting by following the procedures set out in the Corporation's By-Laws, as amended on January 28, 2015. Under the By-Laws, a nominating shareholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's annual meeting. Such advance notice must include certain information and materials relating to the shareholder and the proposed nominee as prescribed under the By-Laws, including without limitation the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under proxy rules of the Securities and Exchange Commission. For more information on the procedure and advance notice requirement for nominating a director, see Section 10.14 of the Corporation's By-Laws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on January 30, 2015.
Real Estate Committee
The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Cali, Bishop and Roth are the members of the Real Estate Committee. The Real Estate Committee did not meet during fiscal year 2014.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation's toll free hotline, 1-888-883-1499.
Code of Ethical Business Conduct
The Corporation has adopted a Code of Ethical Business Conduct (the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation's website at www.sjwcorp.com.
Board Meetings
During 2014, there were four regular meetings and two special meetings of the Board of Directors of SJW Corp. Each director attended or participated in 75 percent or more of the aggregate of: (i) the total number of regular and special meetings of the Board of Directors of SJW Corp. and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2014 fiscal year. George E. Moss was chosen to preside at all executive sessions of non-management directors or independent directors.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of shareholders. All current members of the Board attended the 2014 annual meeting of shareholders.

Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Corp. for the 2014 fiscal year.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensa- tion Earnings (4) (f)	All Other Compensa- tion ($) (g)	Total ($) (h)
Katharine Armstrong	$81,000	$34,053	—	—	—	—	$115,053
Walter J. Bishop	$78,500	$34,053	—	—	—	—	$112,553
Mark L. Cali	$69,000	$34,053	—	—	—	—	$103,053
Douglas R. King	$94,000	$34,053	—	—	—	—	$128,053
Ronald B. Moskovitz	$86,000	$34,053	—	—	—	—	$120,053
George E. Moss	$77,000	$34,053	—	—	—	—	$111,053
Robert A. Van Valer	$75,000	$34,053	—	—	—	—	$109,053
_______________

(1)
Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc., and Texas Water Alliance Limited, including amounts deferred under the Corporation’s Deferral Election Program for Non-Employee Board members. The respective dollar amounts of these fees are set forth in the table below. For further information concerning such fees, see the sections below entitled "Director Annual Retainer" and "Director Meeting Fees."

Name	2014 Retainer	2014 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$55,000	$26,000	$81,000
Walter J. Bishop	$55,000	$23,500	$78,500
Mark L. Cali	$50,000	$19,000	$69,000
Douglas R. King	$50,000	$44,000	$94,000
Ronald B. Moskovitz	$50,000	$36,000	$86,000
George E. Moss	$60,000	$17,000	$77,000
Robert A. Van Valer	$55,000	$20,000	$75,000

(2)
Represents the grant-date fair value of the restricted stock unit award for 1,286 shares made to each non-employee director on April 30, 2014. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718 and accordingly determined on the basis of the closing selling price per share of SJW Corp.’s common stock on the award date as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant-date value does not take into account any estimated forfeitures related to service-vesting conditions. In addition to the restricted stock units, as of December 31, 2014, the following non-employee directors held deferred stock awards covering the following number of shares of SJW Corp.'s common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Bishop, 0 shares; Mr. Cali, 19,790 shares; Mr. King, 8,506 shares; Mr. Moskovitz, 0 shares; Mr. Moss, 0 shares; and Mr. Van Valer, 2,477 shares. Any deferred shares so held are attributable to the director's prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program." The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled "Dividend Equivalent Rights." Such dividend equivalent rights were factored into the original grant-date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2014 fiscal year as a result of those dividend equivalent rights. Those 2014 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 2, 2015: Mr. Cali was credited with 525 shares; Mr. King was credited with 226 shares; and Mr. Van Valer was credited with 65 shares. At the time of such credit, the fair market value per share of the Corporation's common stock was $32.13, the closing price on January 2, 2015.

(3)	No option awards were made to the non-employee directors during the 2014 fiscal year.

(4)
As a result of the reduction in the annual retainer, the aggregate amount of pension payable to Mr. King will decrease by $20,000. For further information concerning this plan, see the section below entitled “Director Pension Plan.”

Director Annual Retainer
The following table sets forth the 2014 annual retainer fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Corp.
Chair	$30,000
Other Board Members	$5,000
Additional Fee for Lead Independent Director	$5,000
San Jose Water Company
Chair	$60,000
Other Board Members	$40,000
SJW Land Company
Chair	$10,000
Other Board Members	$5,000
SJWTX, Inc.
Chair	$5,000
Other Board Members	$5,000
Texas Water Alliance Limited
Chair	$0
Other Board Members	$0

Effective as of January 1, 2014, (i) the annual retainer of the Chair of the SJW Land Company Board was reduced from $20,000 to $10,000, (ii) the annual retainer of the non-employee Board members (other than the Chair) of SJW Corp. was reduced from $15,000 to $5,000, and (iii) the Lead Independent Director receives an additional annual retainer of $5,000.
Director Meeting Fees
The following table sets forth the 2014 per meeting Board and Committee fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Per Meeting Fee
SJW Corp.
Chair	$1,000
Other Board Members	$1,000
SJW Corp. Committees
Audit Committee Chair (for attending audit committee meetings)	$3,000
Other Committee Chair (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000
San Jose Water Company
Chair	$1,000
Other Board Members	$1,000
SJW Land Company
Chair	$500
Other Board Members	$500
SJWTX, Inc.
Chair	$2,500
Other Board Members	$500
Texas Water Alliance Limited
Chair	$500
Other Board Members	$500
The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.'s Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited. During fiscal year 2014, each non-employee director was paid $2,500 for attending the strategic planning meeting.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program, each non-employee member of the Corporation's Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation's Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.

The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account pursuant to one of the following alternatives selected by the Executive Compensation Committee: (i) in a lump sum on the first business day of that calendar year or as soon as administratively practicable thereafter, or (ii) periodically when the fees would otherwise become due and payable during such calendar year in the absence of his or her deferral election for that calendar year in which case the amounts credited shall be fully vested. In the event of such lump sum credit, the non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. For the deferral election accounts established for the 2014 calendar year, the periodic credit alternative was utilized.
The deferral election account will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of up to 10 annual installments in accordance with the payment election such Board member made.
Mr. King and Ms. Armstrong each elected to defer all of their 2014 annual retainer fees and pre-scheduled 2014 meeting fees, Mr. Cali elected to defer his 2014 annual retainer fees, and Mr. Bishop elected to defer 50 percent of his 2014 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Corp. common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").
The principal features of the Deferred Restricted Stock Program may be summarized as follows:
Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant is made by (ii) the fair market value per share of the Corporation's common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.
In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 1, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation's common stock on such date. The award vested in 36 monthly installments over the director's period of continued Board service measured from the conversion date.

In accordance with the foregoing, Messrs. Cali and Moss elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Restricted Stock Program. As a result, Messrs. Cali and Moss each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation's common stock. The shares were distributed to Mr. Moss in 2008 and a portion of the shares were distributed to Mr. Cali in January 2014 and January 2015 in accordance with his payment election as described in the section below entitled “Dividend Equivalent Rights.”
Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.
Restricted Stock Units and the Formulaic Equity Award Program for Non-Employee Board Members
In April 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the award of restricted stock units for each individual elected or re-elected as a non-employee Board member at the 2013 annual shareholder meeting, with each such award to become effective at the close of business on the date of such meeting and covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $10,000 by the closing price per share on such date. Accordingly, on April 24, 2013, each non-employee Board member received an award of restricted stock units covering 381 shares of common stock. Each restricted stock unit entitled the non-employee Board member to one share of common stock on the vesting date. The units vested in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2014 annual shareholder meeting.
In October 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the implementation under the LTIP of a Formulaic Equity Award Program for Non-Employee Board Members ("Formulaic Program") which provides that at the close of business on the date of each annual shareholder meeting, beginning with the 2014 annual shareholder meeting, each individual who is elected or re-elected to serve as a non-employee Board member shall automatically be granted restricted stock units covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $35,000 by the fair market value per share on such date. Each restricted unit awarded shall entitle the non-employee Board member to one share of common stock on the applicable vesting date of that unit. Each restricted stock unit award shall vest in full upon the non-employee Board member’s continuation in Board service through the day immediately preceding the date of the first annual shareholder meeting following the annual shareholder meeting at which that restricted stock unit award was made, subject to accelerated vesting under certain prescribed circumstances. Each non-employee Board member must retain beneficial ownership of at least 50 percent of the shares of common stock issued in connection with the vesting of such restricted stock units until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members.
At the time the Formulaic Program was adopted, the Board of Directors also (i) increased the equity ownership guideline for non-Employee Board members from $120,000 to $150,000 and (ii) decreased the annual cash retainer to the non-employee Board members of the Corporation (other than the Chair) by $10,000 effective January 1, 2014.
On April 30, 2014, each non-employee Board member received an award of restricted stock units covering 1,286 shares of common stock in accordance with the Formulaic Program. The units will vest in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2015 annual shareholder meeting, subject to accelerated vesting under certain prescribed circumstances.
Director Pension Plan
Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive, following his cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Corp. and the Boards of San Jose Water Company and SJW Land Company as in effect at the time he ceases to be a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.
Dividend Equivalent Rights
Dividend Equivalent Rights ("DERs") are part of the outstanding deferred stock awards currently credited to the non-employee directors as a result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each non-employee director's deferred stock account under each program will be credited, each time a dividend is paid on the Corporation's common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation's common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable.
Effective as of January 1, 2008, the Corporation imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007 to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007 plus the number of additional deferred shares subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation's shareholders. In the absence of such special payment election, the distribution of the non-employee Board member's accounts will continue to be deferred until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year. The Corporation issued 4,947 shares of common stock and 5,080 shares of common stock to Mr. Cali in January 2014 and January 2015 respectively in accordance with his election.
On January 2, 2015, the following current non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. Cali, 525 shares; Mr. King, 226 shares; and Mr. Van Valer, 65 shares. A portion of the shares credited to Mr. Cali were distributed to him in January 2015 in accordance with his payment election.
Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Corp. or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Director Compensation and Expense Reimbursement Policies, amended and restated as of January 1, 2014, is attached as Exhibit 10.36 to the Form 10-K filed for the year ended December 31, 2013.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of the nine nominees listed on page 4.

PROPOSAL 2
APPROVAL OF REINCORPORATION FROM CALIFORNIA TO DELAWARE
Introduction
On February 23, 2015, the Board of Directors of SJW Corp. (the “Corporation” or “SJW Corp. (California)”) approved a proposal to change the state of incorporation of the Corporation from California to Delaware (the “Reincorporation”). The Board considered several factors in reaching this decision, including the corporate governance objectives of the Corporation, the ability to enhance long-term shareholder value, the differences between California and Delaware state corporate laws, and other advantages and disadvantages of Reincorporation. The Board believes that the choice of state domicile is important because state corporate laws provide guidance to the Board and management in their decisions of key issues, including the appropriate governance policies and procedures, satisfaction of fiduciary obligations to shareholders, compliance with legal requirements in the Corporation’s business operations and consideration of strategic alternatives for the Corporation. In addition to the benefits of being a Delaware corporation, the Board has proposed as part of the Reincorporation to preserve certain key stockholders rights that are currently held by its shareholders as a matter of California law, including the right to call special shareholder meetings and act by written consent. After careful consideration of these factors, the Board believed that it is in the best interest of the Corporation and its shareholders to effectuate the Reincorporation.
Principal Reasons for Reincorporation
The State of Delaware has been a leader in adopting a comprehensive and coherent set of corporate laws that are responsive to the evolving legal and business needs of corporations organized under Delaware law. The Board’s decision to reincorporate in the State of Delaware was driven primarily by Delaware’s history of comprehensiveness and flexibility of its corporate laws and its tradition of promoting progressive principles of corporate governance. Specifically, the Board believes that there are several benefits in the Reincorporation, as summarized below.
Predictability, Flexibility and Responsiveness of Delaware Law
Delaware courts have, over many years, established a jurisprudence that is significantly more thorough and broadly applied with respect to principles of corporate governance than any other state’s courts. As a result, corporations domiciled in Delaware are often at an advantage over their peers that are organized under the laws of other states in that Delaware corporations can draw upon these firmly established and consistently interpreted principles when making business and legal decisions. Consequently, Delaware is the preferred state of incorporation for most publicly-traded companies in the United States. According to the Delaware Secretary of State, over 50 percent of all public companies and approximately 65 percent of all Fortune 500 corporations are incorporated under Delaware law.
As a result of the large number of major corporations domiciled in Delaware, Delaware courts often take the lead in analyzing important new issues relating to corporate governance and rights and obligations of shareholders and corporations. Because Delaware courts were among the first and most influential to address these issues, many California corporations have often looked to Delaware law for guidance on these issues. The Board believes that the clarity provided on these issues is ultimately beneficial to the Corporation and our shareholders because it provides a more reliable guidance for corporate governance decisions.
Delaware’s court system also provides swift and efficient resolutions in corporate litigation. Delaware has a specialized Court of Chancery that reviews and decides corporate law cases, and appeals to Delaware’s Supreme Court can be decided quickly. The fact that issues of corporate governance are frequently addressed first in Delaware contributes to an efficient and expert court system and bar. In contrast, disputes regarding California corporate law are heard by the Superior Court, the general trial court in California that hears all types of cases, from criminal to civil, which has been known in the past to experience lengthy delays in resolving cases, and to produce outcomes that are inconsistent among courts. The highly specialized nature of the Delaware court system is therefore widely believed to result in more consistent and timely rulings.

The Corporation has identified the following key benefits of Delaware’s corporate legal framework that are available to the Corporation after the Reincorporation:

•	The Delaware General Corporate Law (“DGCL”) is generally acknowledged to be the most advanced and flexible state corporate statute in the United States;

•
The Delaware General Assembly each year considers and adopts statutory amendments in an effort to ensure that the Delaware corporate statute continues to be responsive to the changing needs of businesses;

•
The Delaware Court of Chancery routinely handles cases involving complex corporate issues with a level of experience and a degree of sophistication and understanding unmatched by other courts in the country;

•	The Delaware Supreme Court is well regarded and is timely and highly responsive in cases involving complex corporate issues;

•
The well established body of case law construing Delaware law has developed over the last century and provides businesses with a greater predictability than the case law in most, if not all, other jurisdictions;

•
Delaware has a user-friendly Office of Secretary of State that facilitates filings and interactions and reduces (as compared to other states) complications and delays that can arise in time sensitive transactions.

Ability to Attract Qualified Candidates for Board and Management
Our industry has experienced increasing competition in recruiting and retaining talented individuals to serve on management team and board of directors of public companies. The Board believes that the comparatively stable and predictable corporate environment afforded by Delaware would enable the Corporation to compete more effectively with other companies in the recruitment and retention of talented and experienced directors and officers.
In addition, the criteria of director and officer liability are more extensively addressed in Delaware court decisions and are therefore better defined and better understood than under California laws. The Board believes this distinction would enhance its ability to recruit and retain directors and officers in the future, while providing appropriate protection for shareholders from possible abuses by directors and officers.
Access to Capital Raising
Underwriters and other members of the financial services industry may be more willing and better able to assist in capital-raising transactions following the Reincorporation because Delaware law is better understood than California law. The Corporation has no present intention to raise capital at this time.
Negative Consequences of Reincorporation
Delaware law has generally been criticized by some commentators and certain institutional shareholders that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states, including California. In addition, the Delaware Certificate of Incorporation and the Delaware Bylaws, as compared to the Corporation’s Articles of Incorporation and Bylaws under California laws, include certain provisions that may have the effect of reducing the rights of minority shareholders. The Reincorporation may make it more difficult for minority shareholders to elect directors and influence our policies. In addition, franchise taxes payable by the Corporation in Delaware may be greater than in California. The Board has considered the potential disadvantages of the Reincorporation and has concluded that the potential benefits outweigh the possible disadvantages.
In addition, the Board recognized that our existing governance structure has served us well for years as a public company. Accordingly, the Board determined, in connection with the Reincorporation, to maintain the following key provisions of our governance structure even though they would not be required under Delaware law:

•
Shareholder Ability to Call Special Shareholders’ Meeting. As required by California law, a holder of 10 percent or more of our outstanding stock may call a special meeting of shareholders. Delaware law does not impose a similar requirement, but we have elected to provide in our Delaware Certificate and Delaware Bylaws that stockholders holding shares entitled to cast not less than 20 percent of the voting power of the Corporation are entitled to call a special meeting of the stockholders.

•
Shareholder Power to Act by Written Consent. Under our California Articles and Bylaws, shareholders may act by written consent with respect to any action that could otherwise be taken at a meeting of shareholders, except that directors may only be elected by unanimous written consent. Stockholders of our Delaware corporation will also have the same written consent rights under our Delaware Certificate and Delaware Bylaws.

Mechanics and Consequences of Reincorporation
The Reincorporation will be accomplished by means of a merger pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) between the Corporation and SJW Group, Inc., a Delaware corporation, recently established solely for the purpose of effecting the Reincorporation. Under the Merger Agreement, the Corporation will merge with and into SJW Group, Inc., and the Corporation will cease to exist and SJW Group, Inc. will become the surviving entity following the effectiveness of the merger (the "Merger"). Immediately following the consummation of the Merger, we intend to change the name of SJW Group, Inc. to “SJW Group” (“SJW Group (Delaware)”).
If the shareholders approve the Reincorporation at the Annual Meeting, we intend to cause the Reincorporation to become effective as soon as practicable, subject to the completion of certain legal formalities, including obtaining certain consents and approval by third parties. We have determined that the Reincorporation requires the approval of the California Public Utilities Commission (the “CPUC”), and we intend to file an application with the CPUC to seek such approval after the Annual Meeting. The Merger Agreement also provides that our Board of Directors may abandon the Reincorporation at any time prior to the effectiveness of the Reincorporation if the Board of Directors determines that the Reincorporation is inadvisable for any reason.
Other than the change in corporate domicile and the change of name, the Reincorporation will not result in any change in our business operations, board composition, assets, liabilities or net worth, or physical location, nor will it result in any change of our current employees, including management. Upon consummation of the Reincorporation, our daily business operations will continue as they are presently conducted at our current principal executive office located at 110 W. Taylor Street, San Jose, CA 95110. The consolidated financial condition and results of operations of SJW Group (Delaware) immediately after consummation of the Reincorporation will be substantially identical as those of the Corporation immediately prior to the consummation of the Reincorporation. We believe that there will be no material accounting impact as a result of the Reincorporation. Upon effectiveness of the Reincorporation, SJW Group (Delaware) will be the successor in interest to the Corporation and the shareholders of the Corporation will become shareholders of SJW Group (Delaware).
Upon effectiveness of the Reincorporation, each outstanding share of our common stock will automatically be converted into one share of common stock of SJW Group (Delaware). Each outstanding option and restricted stock unit to purchase or receive shares of our common stock will be converted into an option and restricted stock unit, respectively, to purchase or receive the same number of shares of SJW Group (Delaware) common stock with no other changes in the terms and conditions of such award. Shareholders should note that approval of this proposal would also constitute approval of the assumption by SJW Group (Delaware) of the Corporation’s Long-Term Incentive Plan and SJW Corp. 2014 Employee Stock Purchase Plan ("ESPP"). Up to 1,800,000 shares of common stock may be issued under the Long-Term Incentive Plan, which was last approved by the shareholders at the 2013 annual meeting and up to 400,000 shares of Common Stock may be issued under the ESPP, which was approved by the shareholders at the 2014 annual meeting. The Corporation’s other employee benefit arrangements would also be continued by SJW Group (Delaware) upon the terms and subject to the conditions in effect prior to the Reincorporation.
SHARE CERTIFICATES CURRENTLY ISSUED FOR OUR SHARES WILL AUTOMATICALLY REPRESENT SHARES IN SJW GROUP (DELAWARE) UPON COMPLETION OF THE MERGER, AND SHAREHOLDERS WILL NOT BE REQUIRED TO SURRENDER OR EXCHANGE SHARE CERTIFICATES AS A RESULT OF THE REINCORPORATION.

At the effective time of the Reincorporation, we will be governed by the Delaware Certificate of Incorporation (“Delaware Certificate”), the Delaware Bylaws and the DGCL. Although the Delaware Certificate and the Delaware Bylaws contain many similar provisions from our existing Articles of Incorporation (the “California Articles”) and Bylaws (the “California Bylaws”), there are important differences that are discussed below. See “Comparison of Corporate Laws and Governance Between California and Delaware” below.
Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “SJW.” After the Reincorporation, SJW Group (Delaware)’s common stock would continue to be traded on NYSE without interruption, under the same symbol.
Comparison of Corporate Laws and Governance Between SJW Corp. (California) and SJW Group (Delaware)
The following summarizes a comparison of certain key provisions between the California Articles/Bylaws and Delaware Certificate/Bylaws, as well as certain provisions of California law and Delaware corporate laws. The comparison highlights important differences, but is not intended to list all differences, and is qualified in its entirety by reference to such documents and to the respective General Corporation Laws of the States of California and Delaware. Shareholders are encouraged to read the Delaware Certificate, the Delaware Bylaws, the California Articles and the California Bylaws in their entirety. The Delaware Bylaws and Delaware Certificate are attached to this Proxy Statement, and the California Bylaws and California Articles are filed publicly as exhibits to our periodic reports with the SEC.

Provision	SJW Corp. (California)	SJW Group (Delaware)
Authorized Shares
36,000,000 shares of common stock, par value $0.521 per share; 176,407 shares of Preferred Stock, par value $25.00 per share, of which 160,000 are available for designation by the Board as Series I through Series N Preferred Stock.
36,000,000 shares of common stock, par value $0.001 per share; 1,000,000 shares of Preferred Stock, par value $0.001 per share

Ability of Shareholders to Call Special Meetings
Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, or the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons as are authorized by the articles of incorporation or bylaws.
Consistent with California law, the California Bylaws provide that a special meeting of shareholders may be called by the Board, the Chairman of the Board, the President, or holders of shares entitled to cast not less than 10% of the votes at such meeting.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any person authorized in the certificate of incorporation or the bylaws.
The Delaware Certificate and Bylaws provide that a special meeting of stockholders may be called by the Board, the Chairman of the Board, the President, or stockholders holding not less than 20% of the voting power of the Corporation.

Cumulative Voting
Under California law, cumulative voting for election of directors is permitted if the shareholder provides advance notice of the intent to exercise cumulative vote. California law also permits public companies to eliminate cumulative voting by the approval of shareholders.
Consistent with California law, the California Bylaws provide shareholders with the option of cumulative voting if such shareholders provide advance notice of the intent to exercise such rights.

Under Delaware law, cumulative voting is not permitted unless the company provides for cumulative voting rights in its certificate of incorporation.
The Delaware Bylaws provide that unless otherwise provided in the Delaware Certificate, cumulative voting is prohibited. The Delaware Certificate provides that no stockholder will be permitted to cumulate votes at any election of directors.

Provision	SJW Corp. (California)	SJW Group (Delaware)
Change in Number of Directors on the Board
Under California law, a change in the number of directors must generally be approved by the shareholders, but the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or the bylaws, if such range has been approved by the shareholders.
The California Bylaws provide that the Board may fix the number of directors within a range between 7 to 11 directors.

Under the DGCL, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors.
The Delaware Certificate does not fix a number of directors. The Delaware Bylaws provide that the number of directors shall be determined exclusively pursuant to a resolution adopted by a majority of the Board.

Interested Shareholder Transaction and Business Combination	California law does not provide any specific restrictions on interested shareholder effecting a business combination.
Section 203 of DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without Board approval. Section 203 makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult. Delaware companies may opt out of Section 203 if the company’s original certificate of incorporation expressly elects not to be governed by Section 203.
The Delaware Certificate and the Delaware Bylaws do not “opt out” of Section 203, therefore Section 203 will apply to SJW Group (Delaware) following the Reincorporation.

Stockholder Vote Required to Approve Merger or Sale of Company
California law generally requires that the holders of the outstanding shares representing a majority of the voting power of both the acquiring and target corporations approve a statutory merger. In addition, California law requires that a sale of all or substantially all of the assets of a corporation be approved by the holders of the outstanding shares representing a majority of the voting power of the corporation selling its assets.

Similarly, Delaware law generally requires that the holders of the outstanding shares representing a majority of the voting power of both the acquiring and target corporations approve a statutory merger, and require that a sale of all or substantially all of the assets of a corporation be approved by the holders of the outstanding shares representing a majority of the voting power of the corporation selling its assets.

Restrictions on Cash Merger
Under California law, a merger may not be
consummated for cash if the purchaser owns more than 50% but less than 90% of the then outstanding shares unless either: (i) all the shareholders consent, which is not practical for a public company, or (ii) the Commissioner of Corporations approves the merger. This may have the effect of making a “cash-out” merger by a majority shareholder more difficult to accomplish.
Delaware law does not have an analogous provision.

Provision	SJW Corp. (California)	SJW Group (Delaware)
Shareholder Action by Written Consent
The California Bylaws provide that an action to be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing shall be signed by the holders of outstanding shares having not less than the minimum number of votes required to authorize or take such action at such meeting at which all shares entitled to vote thereon were present and voted; provided that, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

The Delaware Certificate and Bylaws provide that an action to be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing shall be signed by the holders of outstanding shares having not less than the minimum number of votes required to authorize or take such action at such meeting at which all shares entitled to vote thereon were present and voted; provided that, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Exclusive Forum Selection Provision	The California Articles and Bylaws do not contain an exclusive forum selection provision.
The Delaware Certificate contains an exclusive forum selection provision that requires certain legal actions, including stockholder derivative lawsuits, to be brought in the courts located in Delaware.

Dividend
Under California law, a corporation may not pay dividend or otherwise make other distribution to its shareholders unless either: (i) the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (ii) immediately after giving effect to the distribution, the corporation’s assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to one and one fourth times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation’s current assets would be at least equal to its current liabilities (or one and one fourth times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). These tests are applied to California corporations on a consolidated basis.

The DGCL is generally more flexible than California law with respect to payment of dividends. The DGCL generally provides that a corporation may redeem or repurchase its shares out of its surplus. In addition, the DGCL generally provides that a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as the excess of a corporation’s net assets (i.e., its total assets minus its total liabilities) over the capital associated with issuances of its common stock. Moreover, the DGCL permits a board of directors to reduce its capital and transfer such amount to its surplus.

Vote Required to Elect Directors at Stockholder Meetings	Plurality of votes.	Plurality of votes.

Provision	SJW Corp. (California)	SJW Group (Delaware)
Filling Vacancy on the Board
Under the California Bylaws, except for a vacancy created by the removal of a director, vacancies on the Board may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. A vacancy created by the removal of a director may be filled only by the affirmative vote of shares holding a majority of the voting power represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the voting power required to constitute a quorum).

Under the Delaware Bylaws, if the office of any director becomes vacant for any reason or any new directorship is created by any increase in the authorized number of directors, only a majority of the directors then in office, although less than a quorum, or a sole remaining director may choose a successor or successors to fill the newly created directorship.

Removal of Directors
Consistent with California law, the California Bylaws provide that any director, or the entire board of directors, may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote, provided however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting rules.

Consistent with DGCL, the Delaware Bylaws provide that any director, or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote at an election of directors.

Elimination of Director Personal Liability for Monetary Damages
California law permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:
(i) Intentional misconduct or knowing and culpable violation of law;
(ii) Acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;
(iii) Receipt of an improper personal benefit;
(iv) Acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;
(v) Acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders;
(vi) Transactions between the corporation and a director who has a material financial interest in such transaction; or
(vii) Liability for improper distributions, loans or guarantees.
The California Articles eliminate the liability of directors for monetary damages to the fullest extent permissible under California law.

Delaware law permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:
(i) Breaches of the director’s duty of loyalty to the corporation or its stockholders;
(ii) Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) The payment of unlawful dividends or unlawful stock repurchases or redemption; or
(iv) Transactions in which the director received an improper personal benefit.
Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve the company or directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.
The Delaware Certificate eliminates the liability of directors to the company for monetary damages to the fullest extent permissible under the DGCL.

Provision	SJW Corp. (California)	SJW Group (Delaware)
Indemnification
Indemnification is permitted by California law, provided the requisite standard of conduct is met. California law requires indemnification when the indemnitee has defended the action successfully on the merits. Indemnification is permitted under California law only for acts taken in good faith and believed to be in the best interests of the company and its shareholders.
Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. California law authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.
California law permits a corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation’s articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law.
The California Certificate and Bylaws authorize indemnification to the fullest extent permissible under California law and includes additional substantive and procedural provisions to clarify the application of indemnification rights.

Indemnification is permitted by Delaware law, provided the requisite standard of conduct is met. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action on the merits or otherwise. Indemnification is permitted under Delaware law for acts in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company.
Delaware law generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its directors, officers, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Delaware law permits a Delaware corporation to provide indemnification in excess of that provided by statute.
The Delaware Certificate and Bylaws authorize indemnification to the fullest extent permissible under Delaware law and includes additional substantive and procedural provisions to clarify the application of indemnification rights that are substantially similar to the California Certificate and Bylaws.

Provision	SJW Corp. (California)	SJW Group (Delaware)
Amendment of Bylaws
The California Bylaws may be amended by the affirmative vote of a majority of the votes entitled to be cast by the outstanding voting shares. Any bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by the shareholders; provided, however, that a bylaw or amendment reducing the number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than sixteen and two-thirds percent of the outstanding shares entitled to vote. Subject to the shareholders’ right to amend the bylaws, the Board may amend the California Bylaws other than an amendment changing the authorized number of directors.

The Delaware Bylaws may be amended by the affirmative vote of a majority of the members of the Board or by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at a meeting of the stockholders.

Interest of the Corporation’s Directors and Executive Officers in the Reincorporation
The shareholders should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of the shareholders generally. For example, the Reincorporation may provide officers and directors of the Corporation with more clarity and certainty in the reduction of their potential personal liability, and to strengthen the ability of directors to resist takeover bids. The Board has considered these interests, among other matters, in reaching its decision to approve the Reincorporation and to recommend that our shareholders vote in favor of this proposal.
Certain U.S. Federal Income Tax Consequences
The following discussion summarizes certain United States ("U.S.") federal income tax consequences of the Reincorporation to holders of our common stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described herein.
This discussion is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding our common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar and persons subject to the alternative minimum tax provisions of the Code. This discussion does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
This discussion is directed solely to holders that hold our common stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment. In addition, the following discussion only addresses “U.S. persons” for U.S. federal income tax purposes, generally defined as beneficial owners of our common stock who are:

•	Individuals who are citizens or residents of the United States;

•
Corporations (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	Estates the income of which is subject to U.S. federal income taxation regardless of its source;

•
Trusts if a court within the United States is able to exercise primary supervision over the administration of any such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust; or

•	Trusts in existence on August 20, 1996 that have valid elections in effect under applicable Treasury regulations to be treated as U.S. persons.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the Reincorporation.
This discussion does not purport to be a complete analysis of all of the Reincorporation’s tax consequences that may be relevant to holders. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and other federal tax consequences to you of the Reincorporation, as well as any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
We have not requested a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax consequences of the Reincorporation. However, we believe:

•	The Reincorporation will constitute a tax-free reorganization under Section 368(a) of the Code;

•	No gain or loss will be recognized by holders of SJW Corp. (California) common stock on receipt of SJW Group (Delaware) common stock pursuant to the Reincorporation;

•
The aggregate tax basis of SJW Group (Delaware) common stock received by each holder will equal the aggregate tax basis of the SJW Corp. (California) common stock surrendered by such holder in exchange therefor; and

•
The holding period of the SJW Group (Delaware) common stock received by each holder will include the period during which such holder held the SJW Corp. (California) common stock surrendered in exchange therefor.

Vote Required
The affirmative vote of the majority of the outstanding shares of the Corporation is required to approve the proposal for Reincorporation
Shareholders are urged to read this proposal carefully, including all of the related appendices attached to this Proxy Statement, before voting on the Reincorporation. The discussion above is qualified in its entirety by the Merger Agreement in substantially the form attached hereto as Appendix A, the Delaware Certificate in substantially the form attached hereto as Appendix B; and the Delaware Bylaws in substantially the form attached hereto as Appendix C.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal for Reincorporation. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM
General
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation's independent registered public accounting firm (the "independent accountants") for fiscal year 2015. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation's independent accountants for fiscal year 2015. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2013 and 2014:

	2014	2013
Audit Fees (1)	$764,000	$814,120
Audit-Related Fees (2)	—	—
Tax Fees (3)	$5,225	—
All Other Fees (4)	—	—
Total Fees	$769,225	$814,120
______________

(1)
Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees."

(3)
Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee.

(4)	All Other Fees: This category consists of fees billed in those fiscal years which are not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees."
The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.
The Audit Committee has adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to ratification by the Audit Committee when it next convenes a meeting.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.'s independent accountants for fiscal year 2015. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2014, SJW Corp. believes that all Section 16(a) reporting obligations were met during 2014.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of February 2, 2015, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, nominee for director, and the Corporation's Chief Executive Officer, Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), and all directors, nominees and named executive officers as a group and beneficial owners of five percent or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Katharine Armstrong (1)	4,931	*
Walter J. Bishop (2)	3,941	*
Mark L. Cali (3)	301,929	1.5%
Douglas R. King (4)	4,881	*
Daniel B. More	—	*
Ronald B. Moskovitz (5)	5,381	*
George E. Moss (6)(7)	1,873,879	9.2%
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board (8)	101,322	*
Robert A. Van Valer (9)(10)	2,183,249	10.7%
Officers not listed above:
Palle Jensen, Senior Vice President of Regulatory Affairs	9,067	*
James P. Lynch, Chief Financial Officer and Treasurer (11)	11,239	*
Andrew F. Walters, Chief Administrative Officer (since January 31, 2014)	721	*
All directors, nominees and executive officers as a group (12 individuals)	4,500,540	22.1%
Beneficial owners of five percent or more not listed above:
Nancy O. Moss (12)(13)	1,181,092	5.8%
Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (14) One Corporate Center, Rye, New York 10580-1435	1,122,741	5.5%
_______________

*	Represents less than one percent of the outstanding shares of SJW Corp.'s common stock.

(1)
Includes (i) 2,550 shares of common stock, (ii) 1,000 shares of common stock held under an IRA account, and (iii) 1,381 shares of common stock held by the Katharine Armstrong Love Exempt Trust U/A/D 6/30/2009 for which Katharine Armstrong is the sole trustee.

(2)
Includes 3,941 shares of common stock held by the Bishop Family Trust for which Walter Bishop and his spouse are trustees. Mr. Bishop has shared voting and investment powers with respect to such shares.

(3)
Includes (i) 31,847 shares of common stock held by the Mark Cali Revocable Trust for which Mark Cali is the sole trustee, (ii) 170,096 shares of common stock held by the Cali 1994 Living Trust for which Mr. Cali is a co-trustee, (iii) 71,498 shares of common stock held by the Cali Family Gift Trust for which Mr. Cali is the sole trustee, (iv) 27,000 shares of common stock held by Nina Negranti, Mr. Cali's spouse, as trustee of the Nina Negranti Revocable Trust, (v) 1,200 shares of common stock held by Nina Negranti's IRA, and (vi) 288 shares of common stock held by Mr. Cali's son, Clark Cali. Mr. Cali has shared voting and investment powers with respect to the 170,096 shares.

(4)
Includes 4,881 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees. Mr. King has shared voting and investment powers with respect to such shares.

(5)
Includes 5,381 shares of common stock held by the Moskovitz Family Trust U/A DTD 6/12/2003 of which Mr. Moskovitz and Jessica M. Moskovitz are trustees. Mr. Moskovitz has shared voting and investment powers with respect to such shares.

(6)
Includes (i) 1,054,243 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, (ii) 6,644 shares of common stock held by his spouse's revocable trust, (iii) 830 shares of common stock held under his spouse's IRA, (iv) 1,103 shares of common stock held under his spouse's Roth IRA, and (v) 811,059 shares of common stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)	The address for George E. Moss is 4360 Worth Street, Los Angeles, California 90063.

(8)
Includes (i) 83,022 shares of common stock held by the W. Richard Roth and Viviane L. Roth Community Property Revocable Trust dated December 17, 2004 of which Mr. Roth and Viviane L. Roth are trustees and (ii) 18,300 shares of common stock held by a separate property trust for which Mr. Roth is trustee. Mr. Roth has shared voting and investment powers with respect to the 83,022 shares.

(9)
Includes (i) 45,381 shares of common stock, (ii) 1,937,226 shares of common stock held under the Non Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers, and (iii) 200,642 shares of common stock held under an Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers.

(10)	The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(11)	Includes (i) 9,039 shares of common stock and (ii) 2,200 shares of common stock held under a Roth IRA. Mr. Lynch has shared voting and investment powers with respect to the 9,039 shares.

(12)
Includes (i) 1,180,092 shares of common stock held by the Nancy O. Moss Trust and (ii) 1,000 shares of common stock held under a SEP-IRA account. Ms. Moss has shared voting and investment powers over the shares held in her trust.

(13)	The mailing address of Nancy O. Moss is 924 South Oakland Avenue, Pasadena, California 91106.

(14)
Pursuant to Schedule 13D/A filed with the SEC on January 12, 2011, by Gabelli Funds, LLC, GAMCO Asset Management Inc. ("GAMCO") and Teton Advisors, Inc. According to this Schedule 13D/A, Gabelli Funds, LLC, GAMCO and Teton Advisors, Inc. had the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 631,600 shares of common stock, 394,841 shares of common stock and 96,300 shares of common stock respectively, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO did not have the authority to vote 36,400 of the reported shares, (ii) Gabelli Funds, LLC had sole dispositive and voting power with respect to the shares of the Corporation held by the Funds (as defined in the Schedule 13D) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the Proxy Voting Committee of each Fund would respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund could take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. were indirect with respect to shares beneficially owned directly by other reporting persons.

In addition to the ownership of the shares reported in the above table, as of February 2, 2015, the following directors, nominees to the Board and named executive officers held deferred stock awards and restricted stock units covering shares of the Corporation's common stock as follows:

Name	Number of Shares
Directors and Nominees for Directors:
Katharine Armstrong	1,286	(1)
Walter J. Bishop	1,286	(1)
Mark L. Cali	16,521	(1)(2)
Douglas R. King	10,018	(1)(2)
Daniel B. More	—
Ronald B. Moskovitz	1,286	(1)
George E. Moss	1,286	(1)
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	172,337	(3)
Robert A. Van Valer	3,828	(1)(2)
Officers not listed above:
Palle Jensen, Senior Vice President of Regulatory Affairs	7,175	(4)
James P. Lynch, Chief Financial Officer and Treasurer	7,735	(4)
Andrew F. Walters, Chief Administrative Officer (since January 31, 2014)	5,989	(4)
______________

(1)
Includes shares of common stock underlying restricted stock units awarded to the non-employee Board members under the Corporation's Long-Term Incentive Plan. The restricted stock units vest in full upon the non-employee director's continuation in board service through the day immediately preceding the date of the following annual shareholder meeting. The units will vest in full, and the underlying shares will become immediately issuable should such non-employee director cease Board service by reason of death or permanent disability prior to such vesting date.

(2)
Includes shares of the Corporation's common stock underlying deferred stock awards which will be issued in one or more installments following the individual's cessation of such Board service or any earlier date that the non-employee Board member has designated pursuant to the special payment election provided to him in 2007.

(3)
The 172,337 shares of the Corporation's common stock are issuable pursuant to deferred stock awards and restricted stock units which are subject to various performance vesting and service vesting requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(4)
The shares of the Corporation's common stock issuable pursuant to these restricted stock unit awards are subject to various performance vesting and service vesting schedules requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: "Compensation of Directors" and "Executive Compensation and Related Information-Summary Compensation Table and Grants of Plan-Based Awards."

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying the Corporation’s policies and decisions relating to executive officer compensation for the 2014 fiscal year. The Corporation’s Chief Executive Officer (the “CEO”), the Chief Financial Officer and the other executive officers included in the Summary Compensation Table that appears later in this Proxy Statement will be referred to as the “named executive officers” for purposes of this discussion.
Executive Summary of Compensation Program Changes During 2014
The Executive Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation's officers and other key employees. The Committee’s goal is to implement compensation programs that reward the executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that is competitive, fair and reasonable. During 2014, the Committee undertook a comprehensive review of the Corporation's compensation philosophy, policies and practices and made significant changes that align the compensation programs for the executive officers with the Corporation’s objectives and respond to changes in the marketplace:

•
The Committee retained Mercer (US) Inc. (“Mercer”), a national executive compensation consulting firm, to serve as the Committee’s new independent compensation consultant and to advise the Committee on executive officer and director compensation.

•
The Committee made adjustments to the peer group used to benchmark executive compensation to ensure that the peer group best represents the market for executive talent among similar size, publicly-traded regulated utility companies.

•	The Committee negotiated a new multi-year compensation package for the CEO which will provide a meaningful retention vehicle for his continued services and leadership through 2017.

•
The CEO’s new compensation package includes multi-year equity grants; 70% of the total grant value of the awards is in the form of performance-based awards tied to financial performance and shareholder return.

•	A significant portion of the long-term incentive awards for the other named executive officers will be tied to performance-based vesting.

•	The corporate level goal included in the short-term incentive program was revised so that different performance measures are utilized for the annual bonuses and equity awards.
These changes were not made until after the 2014 fiscal year compensation programs were established and accordingly are reflected in the compensation decisions for the 2015 and subsequent fiscal years.
Compensation Objectives and Philosophy
The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:

•	Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of the shareholders.

The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation's financial performance and the individual's contribution to that performance;

•	Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.
The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
Setting Executive Compensation for 2014
Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of the size of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first month of the current year. For the 2014 fiscal year, such decisions were made in October 2013 (with respect to establishing base salaries, target annual bonuses and grant of equity awards), January and February 2014 (with respect to setting the performance goals applicable to the annual bonuses) and April 2014 (with respect to further adjusting the cash compensation for one of the named executive officers).
The principal factors that the Committee considered when setting the 2014 compensation levels for the named executive officers were as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	Management's recommendations;

•	Advice from the Committee's independent compensation consultant and other compensation advisors;

•	Results of the last Say-on-Pay Proposal;

•	Comparison of the Corporation's performance against certain operational and qualitative goals identified in the Corporation's strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, future potential and internal pay equity.
Impact of 2014 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on April 30, 2014. Approximately 73 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Corporation's proxy statement dated March 6, 2014. The Committee did not make any changes to the 2014 fiscal year compensation of the named executive officers following the 2014 annual shareholder meeting. However, following the 2014 annual shareholder meeting, the Committee undertook a review of the Corporation's compensation philosophy, policies and practices and made significant changes as described herein that will impact the compensation of the named executive officers for the 2015 fiscal year and thereafter.

The Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Corporation's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments. Based on the voting preference of the shareholders, the frequency of future Say-on-Pay votes is every three years. Accordingly, the next shareholder advisory vote on executive officer compensation will occur at the 2017 annual meeting and the Committee will take into account the results of such shareholder advisory vote in setting compensation for future years.
Role of Management: As in prior years, the CEO provided the Committee with recommendations regarding the 2014 compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target bonus amounts and actual payout levels for those bonuses, and the size of long-term incentive awards. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.
Role of External Advisors: The Committee had historically engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm ("F.W. Cook"), to serve as the Committee's independent compensation consultant and F.W. Cook assisted the Committee in setting executive officer and director compensation for the 2014 fiscal year. In April, 2014, the Committee engaged Mercer to serve as the Committee's new independent compensation consultant. Mercer’s role during 2014 is discussed in more detail in the section below entitled “Other Compensation Decisions Made During 2014."
Representatives of the compensation consultants (F.W. Cook during 2013 and prior to April 2014 and Mercer after April 2014) attended certain Committee meetings and provided guidance and expertise on competitive pay practices and plan designs that are consistent with the key objectives of the Corporation's compensation programs. The compensation consultants did not perform any services on behalf of management. In addition, the Committee determined that such consultants were independent and that the consultants' work did not raise any conflict of interest. The Committee made such determinations primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the New York Stock Exchange and any other factors the Committee may deem relevant under the circumstances, in determining whether any other persons from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Benchmarking: The Committee made a number of decisions regarding 2014 fiscal year compensation for the named executive officers on the basis of the executive compensation benchmarking report prepared by F.W. Cook dated October 2013. The October 2013 report benchmarked the compensation paid by comparable publicly-traded water, electricity and natural gas utility companies to their executive officers; the compensation data was based on 2012 proxy disclosures aged to 2013 levels by three percent to reflect the historic nature of the data.
The peer companies utilized for such benchmarking purposes were selected by the Committee, in accordance with the recommendation of F.W. Cook, on the basis of objective industry classifications, geographic location and financial size criteria (revenue and market capitalization). The peer companies were divided into two groups: a primary group consisting of six water utilities, and a secondary group consisting of eight additional electricity and natural gas utilities. The secondary group provided additional perspective with respect to executive officer compensation levels at other regulated companies of generally comparable revenue size and market capitalization. These peer groups were unchanged from the previous year, except that Central Vermont Public Company was acquired in 2012 and removed from the peer group. The Committee believes that all of the peer companies represented primary competitors for executive talent and investment capital.

2014 Peer Groups
The companies in each of the respective 2014 peer groups are listed below:

Primary Peers (Water Utilities)
American States Water	Aqua America	Artesian Resources
California Water Service Group	Connecticut Water Service	Middlesex Water

Secondary Peers (Electricity and Natural Gas Utilities)
CH Energy Group	Chesapeake Utilities	Empire District Electric
MGE Energy	Northwest Natural Gas	Otter Tail Corp
South Jersey Industries	Unitil
For the 2014 fiscal year, the Committee targeted the total annual direct compensation (base salary, target bonus and annualized grant-date value of equity awards) of each executive officer based generally at or near the median level for his comparable position at the peer group for that year. Following the 2014 annual meeting of shareholders, the Committee, with the advice and assistance of Mercer, made some revisions to the peer group as set forth below under the section entitled “Other Compensation Decisions Made During 2014."
The table below shows the target total direct compensation for the 2014 fiscal year relative to the combined list of the 2014 Primary Peers and Secondary Peers in place at the time such compensation was approved:

Name	Title	Percentile Level of Total Target Direct Compensation for 2014 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	52nd	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	51st
James P. Lynch	Chief Financial Officer and Treasurer	54th
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	54th	(2)
_______________

(1)
For purposes of such calculation, (i) the grant-date fair value of Mr. Roth's 2010 performance-based equity award was annualized over a five-year period coincident with the Corporation's 2010 through 2014 fiscal years, and (ii) the grant-date fair value of Mr. Roth's 2014 equity awards includes only the award granted in January 2014 based on the Committee’s review of the competitiveness of CEO compensation relative to the 2014 peer group. This analysis does not include the additional equity awards granted to Mr. Roth later in 2014 pursuant to his amended employment agreement as approved by the Committee in July 2014 (see the section below entitled “Amendment of CEO Employment Agreement” for additional details on these subsequent grants).

(2)
Mr. Walters’ positioning is based on the annualized base salary rate at the date of hire (i.e., for a full 12 months), target annual bonus opportunity, and grant date fair value of restricted stock units granted at hire; it excludes certain one-time payments such as the special new hire bonus.

Components of Compensation
For the 2014 fiscal year, the principal components of the Corporation's executive compensation program were as follows:

•	Base salary

•	Annual short-term cash incentives

•	Long-term equity incentive awards

•	Retirement benefit accruals

As a general guideline, the Committee seeks to target total direct compensation between the median and the 75th percentile for comparable positions at the peer group companies. The Committee believes that this range is appropriate given that the Corporation competes for talent in the highly competitive San Francisco Bay area and the higher cost of living in the area relative to its peers. There is no pre-established policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers. Instead, the Committee determines the total direct compensation of each named executive officer based on its review of competitive market data for his or her position and its subjective analysis of that individual's performance and contribution to the Corporation's financial performance. The Committee may also take into account internal pay equity considerations based on the individual's relative duties and responsibilities within the organization. The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Base Salary
It is the Committee's objective to set a competitive annual rate of base salary for each officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with an annual component of compensation that provides a level of economic security and continuity from year to year, without substantial adjustments to reflect the Corporation's performance.
CEO Base Salary: The Committee negotiated a compensation package with the CEO in December 2009 that was designed for the primary purpose of retaining his services and leadership abilities for at least the next five years and that was documented pursuant to the December 2009 amendment to his then existing employment agreement and based on a competitive analysis prepared by F.W. Cook of chief executive officer compensation packages at the seven major water utility companies then comprising of the primary peer group. The objective was to establish a stable and consistent level of cash compensation for that period and reorient the CEO's overall compensation structure so that the cash element would be a more predominant component. Pursuant to the December 2009 amendment of his employment agreement, the CEO's base salary for calendar year 2014 was set at $676,000 which represented a 4% increase over his base salary for calendar year 2013.
Base Salary of the Other Named Executive Officers: In setting the 2014 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for his position, the high cost of living in the San Francisco Bay Area, internal pay equity considerations, and the other components of his total direct compensation for the year. The Committee approved market-based adjustments for the 2014 fiscal year that ranged from 3.6 to 13.2 percent increases for each of such other named executive officers. Mr. Jensen's salary was increased by 13.2 percent in an effort to bring his total compensation in line with the competitive market and to be internally equitable. Mr. Walters’ base salary for the 2014 fiscal year was set in accordance with the terms of his offer letter.
Accordingly, the base salary levels that were in effect for the 2013 and 2014 fiscal years for each of the named executive officers and the applicable percentage increase for the 2014 fiscal year were as follows:

Name	Title	2013 Salary	2014 Salary	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$650,000	$676,000	4.0%
Palle Jensen	Senior Vice President of Regulatory Affairs	$265,000	$300,000	13.2%	(1)
James P. Lynch	Chief Financial Officer and Treasurer	$389,000	$403,000	3.6%
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	$—	$350,000	N/A
_______________

(1)
Mr. Jensen's base salary was increased to $285,000 effective January 1, 2014. His 2014 base salary was thereafter increased to $300,000 effective in May 2014 consistent with the comparability data of peer companies and positioning with the other named executive officers of the Corporation.

Annual Bonus
As part of their total compensation package, the Corporation's executive officers have the opportunity to earn an annual cash bonus. The cash bonus awards are designed to reward superior corporate and executive performance while reinforcing the Corporation's short-term strategic operating goals. The potential cash bonuses for the executive officers for the 2014 fiscal year were tied to the Corporation’s attainment of the following performance goals: (i) return on equity, (ii) environmental compliance, and (iii) several operational goals. The operational goals represent a mix of quantitative financial and non-financial goals covering key business objectives used to manage the business that are critical to achieving and maintaining superior performance in the public utilities industry. The non-financial operational goals are critical to measuring the successful operation of the business. All financial and non-financial goals are quantitative goals set by the Committee at the start of the fiscal year. The potential bonuses for the named executive officers other than the CEO were also tied to individual performance goals established by the Committee.
Each year, the Committee establishes a target bonus for each named executive officer (tied to either a percentage of base salary or a specific dollar amount). The target bonus levels in effect for the 2013 and 2014 fiscal years for each named executive officer and the applicable percentage increases for the 2014 fiscal year are as follows:

Name	Title	2013 Target Bonus	2014 Target Bonus	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$162,500	$169,000	4.0%	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	$70,000	$90,000	28.6%	(2)
James P. Lynch	Chief Financial Officer and Treasurer	$80,000	$85,000	6.3%
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	$—	$70,000	N/A	(3)
_______________

(1)	Mr. Roth’s target bonus was set at 25% of his base salary in accordance with the terms of his employment agreement.

(2)	Mr. Jensen’s 2014 target bonus was initially set at $75,000 and subsequently increased to $90,000 in connection with a review of his compensation in April 2014.

(3)	Mr. Walters’ 2014 target bonus was set at $70,000 in accordance with the terms of his offer letter.
The potential payout for each such bonus award ranged from 0 to 150 percent of target for the CEO, and from 0 to 200 percent of target for the other named executive officers, based on the Corporation's performance against the pre-established performance goals and the Committee's assessment of the officer's performance for such year.
CEO's Bonus for the 2014 Fiscal Year: The actual dollar amount of the CEO's bonus for the 2014 fiscal year was tied to the level at which the Corporation attained the corporate performance goals established by the Committee for that year. At threshold level attainment, the CEO's bonus potential was set at $84,500 (12.5 percent of base salary); for target level attainment, the bonus potential was $169,000 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $253,500 (37.5 percent of base salary). Accordingly, the actual bonus amount could have varied from 0 to 150 percent of the target bonus amount (25 percent of base salary) based on the level at which each of the various performance goals was in fact attained.

The Corporation's performance goals set by the Committee for the 2014 fiscal year, together with the portion of the CEO target bonus allocated to each goal and the amount of bonus earned for each goal, were as set forth below. The actual 2014 bonus award approved for payment was equal to 150 percent of Mr. Roth's 2014 target annual bonus as described below.

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(4)	2014 Actual Bonus Award ($)
San Jose Water Company Return on Equity for the 2014 Fiscal Year (1)	Target Goal: 9.45% Minimum Threshold: At least 7.00% Maximum Goal: At least 11.00%	$56,334	$84,500 Represents 150% of $56,334 based on 15.05% ROE (Maximum Goal attained)

Compliance (Environmental)	Maximum Goal: No material water quality or environmental violations (Target Goal and Minimum Threshold are not applicable) (3)	$56,333	$84,500 Represents 150% of $56,333(Maximum Goal attained)

San Jose Water Company Operational Goal (2)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency Minimum Threshold: Achieve 70% of identified water industry objectives Maximum Goal: Achieve 90% of identified key water industry objectives	$56,333	$84,500 Represents 150% of $56,333 based on 90% achievement of identified key water industry objectives (Maximum Goal attained)
	Total 2014 Actual Bonus Award		$253,500
_______________

(1)	The return on equity calculation is based on adjusted net income determined by adding back to net income the accrued annual cash bonuses for the officers for fiscal year 2014.

(2)
San Jose Water Company annually establishes quantitative financial and non-financial operational goals (i.e., performance indicators) that are designed to align management's operating objectives with the primary goals of the Corporation's Strategic Plan. Operational goals are established by the Committee at the start of each fiscal year in terms of specific benchmarks that measure San Jose Water Company's performance in five critical areas: (i) water quality and pressure; (ii) customer service; (iii) infrastructure integrity and reliability; (iv) efficiency and productivity; and (v) diversity and community involvement. For 2014, the operational goals were comprised of 20 key performance indicators, of which 18 (90%) were achieved at target level or above.

(3)
"No material water quality or environmental violations" means the absence of citations with material fines issued by state or federal environmental regulators in the 2014 fiscal year in connection with violations which occurred in the 2014 fiscal year. A material fine is deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

(4)
The actual bonus attributable to each performance goal could have ranged from 0 to 150% of the portion of the target bonus amount allocated to that goal. Based on the Committee determination of the level of achievement of each performance goal, the amount payable with respect to that goal would be as follows:

•	If the goal was attained at target level, 100% of the allocated amount would be paid.

•	If the goal was only attained at the minimum threshold level, then 50% of the allocated amount would be paid.

•	If the goal was attained at or above the maximum level, then 150% of the allocated amount would be paid.

•
If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential with respect to that goal would be interpolated on a straight-line basis.

2014 Fiscal Year Bonuses for the Other Named Executive Officers: The actual bonus amount that any other named executive officer could have earned for the 2014 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 75 percent for the Corporation's performance and 25 percent for individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance. However, any bonus earned for the 2014 calendar year by Mr. Walters was pro-rated on the basis of his months of employment with the Corporation during that year.
The Corporation's performance was measured in terms of return on equity, environmental compliance and the attainment of certain operational goals, utilizing the same target for each such goal that was in effect for the CEO's 2014 fiscal year bonus, as summarized in the table above. However, the bonus potential for individual performance goals established for each of the other named executive officer was not pre-allocated in distinct dollar segments among those various individual goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, the portion of actual bonus amount payable for the 2014 fiscal year related to the individual goals for each of the other named executive officers was to be determined solely in the Committee's discretion based on its assessment of the named executive officer's individual performance measured against the achievement of specific individual operational goals or completion of specific projects or initiatives.
The table below summarizes the principal individual goals that the Committee set for the 2014 fiscal year for each of the other named executive officers:

Name	Title	Goals
Palle Jensen	Senior Vice President of Regulatory Affairs
- Optimize regulatory functions, proceedings, and decisions
- Ensure timely rate recovery of costs and capital investments
- Establish/maintain effective regulatory and government relations
- Ensure compliance with regulatory rules and requirements
- Evaluate and implement strategic customer service initiatives

James P. Lynch	Chief Financial Officer and Treasurer
- Optimize capital management and control corporate cost
- Execute financial plan/budgets to achieve targeted results
- Integrate/optimize accounting, finance, treasury, and tax functions
- Execute investor relations and retirement plan funding strategies
- Ensure organizational alignment with strategic plan/key performance indicators

Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)
- Develop new business transaction architecture and strategy
- Evaluate and optimize deployment and use of strategic assets
- Assist with the identification and implementation of operation and business process efficiencies
- Evaluate/execute corporate ventures and specific strategic initiatives

In February 2015, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above for the Corporation and the executive officer's individual performance, that bonuses for the 2014 fiscal year should be paid to the above-listed named executive officers in amounts ranging from 126 to 138 percent of target comprised of 150percent of the target allocated to the Corporation’s performance goals for each named executive officer and 100percent of the target allocated to individual performance for each of Messrs. Jensen, Lynch and Walters. The table below sets forth the fiscal year 2014 annual bonus targets and actual bonus payout amounts for each of those named executive officers.

Name	Title	2014 Target Bonus ($)	2014 Target Bonus (% Salary)	2014 Actual Bonus ($)		2014 Actual Bonus (% Target Bonus)
Palle Jensen	Senior Vice President of Regulatory Affairs	$90,000	30%	$123,750		138%
James P. Lynch	Chief Financial Officer and Treasurer	$85,000	21%	$116,875		138%
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	$70,000	20%	$88,230	(1)	126%
_______________
(1)    Mr. Walters' 2014 bonus was pro-rated based on his months of employment with the Corporation during that year.

Mr. Walters also received a special $30,000 bonus in connection with the commencement of his employment pursuant to the terms of his offer letter.
Long-Term Incentive Equity Awards
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan ("LTIP"). Long-term incentive awards are typically made to executive officers in the form of restricted stock units ("RSUs") covering shares of the Corporation's common stock. The Committee believes that RSUs are important to encourage the retention of the executive officers and will help to advance the share ownership guidelines the Committee has established for the executive officers. RSUs are less dilutive to shareholders than traditional option grants in terms of the number of shares issuable under those RSU awards and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers. In addition, RSUs continue to have value even in periods of declining stock prices and thereby serve as an important retention tool and also provide a less risky equity compensation program than that associated with option grants that only have value to the extent the price of the underlying stock appreciates over the option term.
The RSUs granted to date have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. In addition, a substantial portion of the CEO's equity grants have historically been performance-vesting RSUs in order to link a greater percentage of his compensation to long-term shareholder return. Effective with the equity awards granted to the CEO under his amended employment agreement and the equity awards granted to the other named executive officers in the 2015 fiscal year, leveraged RSUs are also used to pay out at increasing rates based on the level of attainment of the specified performance goals.
The Committee has followed a grant practice of tying regular-cycle equity awards to its annual year-end review of individual performance and its assessment of the Corporation's performance for that year. Accordingly, equity awards are typically made to the named executive officers on an annual basis during the last quarter of each fiscal year or the first month of the succeeding fiscal year.
2010 Fiscal Year Performance Grant to CEO: As part of his compensation package that became effective as of January 1, 2010, the CEO was granted an award of RSUs covering 37,850 shares of the Corporation's common stock, with vesting tied to attainment of total shareholder return of more than six percent per annum, compounded annually, over the five-year period measured from January 1, 2010 to December 31, 2014 and continued service through the end of the performance period. On January 27, 2015, the Committee determined that the total shareholder return over the performance period was 9.99% per year, compounded annually, and accordingly the CEO vested in full in the award.
2014 Fiscal Year Grants to CEO: The Committee granted an RSU award effective January 2, 2014 to the CEO covering 9,648 shares of the Corporation’s common stock in recognition of the fact that the CEO's s relative competitive total target direct compensation position had declined in relation to peer group chief executive officer compensation and was, in the Committee's view, low in relation to his level of experience and leadership abilities. The award vests, and the underlying shares of the Corporation's common stock will be issued, in three successive equal annual increments upon his completion of each year of service over the three-year period measured from the award date. The award will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the award is not assumed or otherwise continued in effect, thereby preserving the economic value of the award that would otherwise be lost upon the cancellation of that award as a result of such change in control. The award also immediately vests in the event of a qualifying separation following a change in control (i.e., “double trigger”).
On August 4, 2014, Mr. Roth was granted two additional RSU awards pursuant to his amended employment agreement. Both awards are intended to serve as long-term retention vehicles for the CEO and are more fully described in the section below entitled “Amendment of CEO Employment Agreement.”
None of the RSU awards granted to Mr. Roth in 2014 include dividend equivalent rights.
2014 Fiscal Year Grants to the Other Named Executive Officers: Each of Messrs. Jensen and Lynch was also granted an award as of January 2, 2014 in the form of service-vesting RSUs without any dividend equivalent rights. Mr. Walters was granted an award in the form of service-vesting RSUs without any dividend equivalent rights as of his hire date of January 31, 2014. Each RSU award will vest, and the underlying shares of the Corporation's common stock will be issued, in three successive equal annual installments over the three-year period of service measured from the award date. The RSU award will vest in full and the underlying shares will become immediately issuable, on an accelerated basis in the following limited circumstances: (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control (i.e., "double trigger"). Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect, thereby preserving the economic value of the awards that would otherwise be lost upon the cancellation of those awards as a result of such change in control.
The chart below indicates the number of shares of the Corporation's common stock underlying the RSU awards granted to the named executive officers other than the CEO in January 2014. No other equity awards were granted to them during the remainder of the 2014 fiscal year:

Name	Title	Number of Underlying Shares (1)
Palle Jensen	Senior Vice President of Regulatory Affairs	3,790
James P. Lynch	Chief Financial Officer and Treasurer	3,790
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	3,845
______________

(1)
The number of shares underlying the RSUs granted to Messrs. Jensen and Lynch was determined by dividing (i) $110,000, by (ii) $29.02, the closing selling price of the Corporation's common stock on the January 2, 2014 grant date. The number of shares underlying the RSUs granted to Mr. Walters was determined by dividing (i) $110,000, by (ii) $28.61, the closing selling price of the Corporation's common stock on the January 31, 2014 grant date.

Executive Benefits and Perquisites
The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies.
Retirement Benefits: Executive officers are eligible to receive retirement benefits under San Jose Water Company's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation's employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan ("SERP"), and executive officers hired on or after March 31,

2008 are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). Both of those plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under those plans. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.
The pension benefits payable to the executive officers under the SERP will increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the SERP will not only reflect such increases but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Messrs. Lynch and Walters commenced employment with the Corporation after March 31, 2008 and accordingly participate in the Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him or her under the plan. The amount of the compensation credit each quarter will be tied to his or her compensation for that quarter and his or her years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase. For Mr. Lynch, the percentage of compensation credited to his Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants, and he vested in his accrued benefit under such plan after three years of service instead of the regular 10-year vesting schedule in effect for the other participants. Mr. Walters will also vest in his accrued benefit under such plan after three years of service.
For further information concerning the SERP and the Cash Balance SERP, please see the section entitled "Pension Benefits" that appears later in this Proxy Statement.
Broad-Based Employee Benefit Plans: Executive officers are also eligible to participate in San Jose Water Company's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant's contributions, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: The named executive officers and certain other highly compensated employees may participate in San Jose Water Company's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus or other incentive compensation. The deferred amounts are credited with an annual fixed rate of interest that will not exceed 120 percent of the long-term Applicable Federal Rate ("AFR") determined at the start of each fiscal year, compounded semi-annually. A description of the plan and the amounts deferred thereunder are set forth in the section entitled "Non-Qualified Deferred Compensation," which appears later in this Proxy Statement.
Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health care, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives from time to time with (i) vehicles for business use and personal commutes, (ii) club memberships, (iii) reimbursement of relocation and commuting expenses, and (iv) reimbursement of certain spousal expenses incurred in connection with business trips taken by such executives. The Corporation also purchases season tickets to sporting and cultural events which the CEO and other executive officers and personnel of the Corporation may use for non-business purposes on occasions. The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.

Other Compensation Decisions Made During 2014
In April 2014, the Committee engaged Mercer as its new compensation consultant. Mercer provided the following services during 2014:

•	Advised the Committee in selecting a new peer group to be used for benchmarking compensation;

•	Conducted a competitive review of CEO and other executive officer compensation levels and practices relative to the revised peer group;

•	Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the CEO under his amended employment agreement;

•	Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the other named executive officers; and

•	Conducted a benchmarking assessment of the competitiveness of director compensation relative to the revised peer group.
As part of the overall compensation review undertaken in 2014, the Committee reviewed a revised approach presented by Mercer for purposes of selecting companies for inclusion in a revised peer group more similar to the Corporation. Based on Mercer’s recommendation, the Committee approved a new peer group comprised of companies that are U.S. publicly-traded utility companies of similar size and companies that are identified externally as the Corporation’s peers. The revision of the peer group resulted in the elimination of two of the companies that were included for benchmarking compensation decisions made for the 2014 fiscal year (including CH Energy Group which was acquired in 2013) and the addition of four new companies that satisfied the revised criteria.
Accordingly, the revised peer group in effect for benchmarking decisions made after April 2014 (including the compensation for the CEO under his amended employment agreement) was comprised of the following companies:

Peer Group
American States Water	American Water Works	Aqua America
Artesian Resources	California Water Service Group	Connecticut Water Service
Middlesex Water	York Water	Chesapeake Utilities
El Paso Electric	Empire District Electric	Gas Natural
MGE Energy	Northwest Natural Gas	South Jersey Industries
Unitil
Amendment of CEO Employment Agreement
The Corporation entered into an amended and restated employment agreement with the CEO effective January 1, 2008. Such amended and restated employment agreement was subsequently amended on December 16, 2009 and January 26, 2010, respectively. In July 2014, the Committee negotiated a new compensation package with the CEO and further amended his employment agreement. The Committee was assisted in the process by Mercer who provided a competitive analysis of chief executive officer compensation at the new peer group of companies. The primary objectives in structuring the compensation package may be summarized as follows:

•	Retain Mr. Roth’s services and his leadership and direction in the achievement of the Corporation’s strategic business objectives through the end of the 2017 fiscal year;

•
Maintain a total compensation package for Mr. Roth that is consistent with the Committee’s established guidelines of positioning executive officer compensation, when measured in terms of total direct compensation between median and the 75th percentile of the peer group;

•
Utilize a multi-year equity award structure in lieu of a series of annual grants in order to provide a total compensation package over the contract term that is fixed and formulated on the basis of current economic and market data;

•
Maintain an appropriate balance between short-term and long-term incentives and a substantial alignment of interests between Mr. Roth and the shareholders by weighting the total compensation package heavily toward long-term equity awards; and

•
Impose appropriate performance-vesting requirements and service-vesting requirements on his equity awards that are expected to enhance shareholder value and also ensure the retention of his services over the extended contract term.

Pursuant to the July 30, 2014 amendment, the term of Mr. Roth’s employment under his employment agreement was extended to December 31, 2017. The principal terms of the employment agreement, as most recently amended, are summarized in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement. However, for purposes of this discussion, it is important to note the following key points regarding the amended agreement:

•
Mr. Roth’s annual base salary for the 2015 calendar year was increased to $710,000, and his annual base salary for the 2016 and 2017 calendar years will be increased by four percent per year to $738,400 and $767,936, respectively.

•	His target bonus will remain at 25% of his base salary.

•	Approximately 70 percent of his target equity awards (described below) are in the form of performance based RSUs, half of which are based on a three-year performance period.

•
The total direct compensation package for Mr. Roth, when measured in terms of total cash compensation and the annualized grant-date value of his new equity awards) is at approximately the 62nd percentile of the new peer group.

•	Mr. Roth’s compensation will be subject to clawback in accordance with applicable laws and regulations.
Equity Awards: Mr. Roth's amended employment agreement provides for the grant of restricted stock unit awards in the form of a multi-year performance-based restricted stock unit award, a service-based restricted stock unit award and three annual performance-based restricted stock unit awards.

•
Multi-Year Performance-Based Award: On August 4, 2014, Mr. Roth was granted an RSU award covering 19,917 target shares of the Corporation's common stock, which vests based on performance tied to a relative total shareholder return (“TSR”) over the period measured from August 4, 2014 to December 31, 2017 (the “TSR Performance Period”), provided Mr. Roth remains in service with the Corporation through the end of such performance period. To determine the achievement of relative TSR, the Corporation’s TSR will be compared to the TSRs of eight water utility peer companies as measured over the TSR Performance Period. The number of shares issuable under the TSR Award will range from 0 to 200 percent of the target number of shares based on the Corporation’s TSR ranking amongst such peer companies. In the event of Mr. Roth’s qualifying separation during the TSR Performance Period (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the TSR Performance Period, the number of shares issuable under the award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the TSR Performance Period in the event of a termination by reason of death or disability). In the event of a change in control, the TSR Performance Period will end on the date of such change in control and the number of shares issuable under the TSR award will be determined based on attainment of performance over the abbreviated performance period. If the award as so determined is assumed, replaced or otherwise continued following the change in control, the award will vest on December 31, 2017, subject to continued service through that date; however, the award will vest in full upon a qualifying separation that occurs within 24 months following the change in control. If the award is not assumed, replaced or otherwise continued, the shares issuable under the award will vest upon the change in control.

•
Service-Based Award: On August 4, 2014, Mr. Roth was granted a second RSU award covering 17,071 shares of the Corporation's common stock which vests in three equal annual installments upon Mr. Roth’s completion of each year of service measured over the three-year period measured from January 1, 2015 to December 31, 2017. The award will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of a qualifying separation. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the award is not assumed, replaced or otherwise continued in effect. The award also immediately vests in the event of a qualifying separation following a change in control.

•
2015-2017 Performance Based Awards: In each of the 2015, 2016 and 2017 calendar years, Mr. Roth will be granted an RSU award covering 6,639 target shares (subject to adjustment for certain events that occur prior to the grant date of that award). Each award will vest based on the achievement of a specified performance goal based on return on equity (“ROE”) as measured over the applicable calendar year period and continued service through December 31 of that year. In the event of Mr. Roth’s qualifying separation (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the applicable performance period, the number of shares issuable under the then outstanding ROE award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the performance measurement period in the event of a termination by reason of death or disability). In the event of a change in control during the measurement period of an ROE award, the number of shares issuable under such award will be increased by the target number of shares issuable under ROE awards that have not yet been issued. If the ROE award (as so adjusted) is assumed, replaced or otherwise continued in connection with a change in control, the ROE award will vest upon completion of service through the end of the applicable calendar year of grant of the ROE award or a qualifying separation that occurs within 24 months following the change in control. The ROE award (as so adjusted) will immediately vest in the event of a change in control in which the ROE award is not assumed, replaced or otherwise continued. No additional ROE awards will be granted following Mr. Roth’s termination or a change in control.

The Committee believes, on the basis of the advice and guidance provided by its independent consultant throughout the negotiation process, that the compensation package provided to Mr. Roth is fair and reasonable when measured in terms of the relevant market data and the overall structure of that package, including the significant retention value the package provides for the next several years and the emphasis on the attainment of important strategic objectives through the performance-vesting requirements of the various equity awards.
2015 Compensation Decisions
For the 2015 fiscal year, the Committee approved market-based salary adjustments that ranged from zero to 10 percent increases for each of the below-listed named executive officers. Accordingly, the base salary levels in effect for the 2014 and 2015 fiscal years for each named executive officer and the applicable percentage increases for the 2015 fiscal year are as follows:

Name	Title	2014 Salary	2015 Salary	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$676,000	$710,000	5.0%
Palle Jensen	Senior Vice President of Regulatory Affairs	$300,000	$330,000	10.0%
James P. Lynch	Chief Financial Officer and Treasurer	$403,000	$403,000	0.0%
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	$350,000	$357,000	2.0%
The target bonus levels in effect for the 2014 and 2015 fiscal years for each named executive officer and the applicable percentage increase for the 2015 fiscal year are as follows:

Name	Title	2014 Target Bonus	2015 Target Bonus	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$169,000	$177,500	5.0%	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	$90,000	$106,000	17.8%
James P. Lynch	Chief Financial Officer and Treasurer	$85,000	$85,000	0.0%
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	$70,000	$79,000	12.9%
_______________

(1)	Mr. Roth’s target bonus was set at 25% of his base salary in accordance with the terms of his employment agreement.

The corporate performance goals applicable to the annual cash bonus for the 2015 fiscal year are similar to the goals established for the 2014 fiscal year. However, the Committee replaced the return on equity goal with San Jose Water Company’s capital expenditures goal so that different performance measures are utilized for the annual short-term incentives and the equity awards granted to the named executive officers. In addition, for named executive officers other than the CEO, the weighting of the individual goals has been increased to 50 percent.
On January 27, 2015, the CEO was granted an award of RSUs covering 6,639 shares of the Corporation’s common stock in accordance with the terms of his amended employment agreement. The RSUs vest based on the attainment of a performance goal based on return on equity (“ROE”) measured over the 2015 calendar year period and continued service through December 31, 2015.
On January 2, 2015, the other named executive officers were granted RSUs covering the number of shares of the Corporation’s common stock specified below that vest in three equal installments upon completion of each year of service over the three year period measured from the grant date. In addition, on January 27, 2015, these named executive officers were granted performance based RSUs covering the target number of shares specified below. Each such performance based award will vest based on the level of achievement of a performance goal based on ROE measured over the 2015 calendar year period and continued service through December 31, 2015. The maximum number of shares issuable to an individual under each such performance-based award will be 150 percent of the target number of shares specified for such individual and no shares will be issued if the minimum threshold level of performance is not attained.

Name	Title	Number of Shares subject to Service RSU Award	Target Number of RSUs for ROE Award
Palle Jensen	Senior Vice President of Regulatory Affairs	2,397	1,028
James P. Lynch	Chief Financial Officer and Treasurer	2,789	1,196
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	2,397	1,028
For the 2015 fiscal year, the Committee targeted total annual direct compensation between the median and the 75th percentile of the new peer group. The table below shows the target total direct compensation for the 2015 fiscal year relative to the new peer group data as was provided by Mercer to the Committee:

Name	Title	Percentile Level of Total Target Direct Compensation for 2015 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	62nd	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	58th
James P. Lynch	Chief Financial Officer and Treasurer	57th
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	55th
_______________

(1)
For purposes of such calculation, the grant-date fair value of Mr. Roth's equity awards provided through the amended employment agreement were annualized over three fiscal years representing the performance and vesting period intended to cover the three-year period ending December 31, 2017.

Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this proxy statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this Proxy Statement.
Executive Severance Plan and Severance Programs
Executive Severance Plan: The Corporation has implemented the Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits on a so-called double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target bonus, or (iv) a relocation of his or her principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction and (ii) align the interests of the Corporation's executive officers with those of the shareholders by enabling the executive officers to consider transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where "one-off" arrangements will be negotiated with individual executive officers. As set forth above, the change in control benefits provided under the Executive Severance Plan are subject to a "double trigger" so that an executive officer will only receive those benefits if there is a change in control as well as a loss of employment. This differs from a "single trigger" program that would provide specified benefits immediately upon a change in control. Such a structure is consistent with one of the primary purposes of the Executive Severance Plan, namely to provide the executive officers with personal financial protection only upon loss of employment.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.

Severance Benefits for Mr. Roth and Mr. Lynch: Pursuant to the terms of his original employment agreement, Mr. Roth will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. Mr. Lynch will, as part of his negotiated compensation package with the Corporation, become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change of control. The Committee believes that such protections are typical for chief executive officers and chief financial officers in the peer group companies. For further information concerning Mr. Roth’s and Mr. Lynch's potential severance benefits, see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Executive Officer Security Ownership Guidelines
In 2006, the Committee established a policy requiring named executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying RSUs, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guideline. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs (net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes). As of December 31, 2014, all the named executive officers, except for Mr. Walters, had complied with the policy. Mr. Walters has until January 2019 to comply. The following table shows each named executive officer's share ownership as of December 31, 2014:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$8,474,637	$1,352,000
Palle Jensen	Senior Vice President of Regulatory Affairs	$466,350	$300,000
James P. Lynch	Chief Financial Officer and Treasurer	$537,978	$403,000
Andrew F. Walters	Chief Administrative Officer (beginning January 31, 2014)	$123,501	$350,000
_______________

(1)
This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned, the shares underlying restricted stock units and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, by (ii) $32.12, the closing selling price of the common stock on December 31, 2014, the last trading day of the 2014 fiscal year.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2014 fiscal year and one times the base salary in effect for the other named executive officers for such year.

Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude the executive officers and certain employees and other individuals, including family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.
IRC Section 162(m) Compliance
As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the Chief Financial Officer) to the extent that such compensation exceeds one million dollars per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation's Long-Term Incentive Plan ("LTIP") is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the one million dollar limitation. In addition, RSUs with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the LTIP may also be structured to qualify as performance-based compensation for Section 162(m) purposes. However, RSUs subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the LTIP may or may not so qualify.
In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee's view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation's financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee's belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
We believe that the total amount of compensation paid during the 2014 fiscal year to the named executive officers subject to Section 162(m) (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible by the Corporation and not affected by the Section 162(m) limitation. However, in future years, it is possible that the total amount of compensation paid by the Corporation to one or more executive officers may not be fully deductible for tax purposes by reason of the Section 162(m) limitation.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2012, December 31, 2013, and December 31, 2014 by the Corporation's Chief Executive Officer, the Chief Financial Officer, and the Corporation's other most highly compensated executive officers whose total compensation for the 2014 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2014 fiscal year. No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2014 fiscal year (exclusive of any amounts that would have been reportable in column (h) of such table) have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "named executive officers."

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(1)(2) (d)	Stock Awards ($)(3) (e)		Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compen- sation ($)(1)(5) (g)	Change in Pension Value ($) (h)		All Other Compen- sation ($)(8) (i)	Total ($) (j)
W. Richard Roth	2014	$676,000	—	$1,204,635		—	$253,500	$1,138,973	(6)	$28,826	$3,301,934
President, Chief Executive Officer and Chairman of the Board of SJW Corp.	2013	$650,000	—	$380,007	(4)	—	$189,860	—	(7)	$32,089	$1,251,956
	2012	$625,000	—	$90,827		—	$201,302	$763,046	(7)	$33,736	$1,713,911

Palle Jensen	2014	$293,692	$22,500	$101,572		—	$101,250	$1,162,298	(6)	$13,023	$1,694,335
Senior Vice President of Regulatory Affairs of San Jose Water Company	2013	$265,000	$17,500	$91,994		—	$61,339	—	(7)	$13,109	$448,942
	2012	$230,000	$15,000	$91,165		—	$58,000	$245,987	(7)	$11,802	$651,954

James P. Lynch	2014	$403,000	$21,250	$101,572		—	$95,625	$131,271	(6)	$23,197	$775,915
Chief Financial Officer and Treasurer of SJW Corp.	2013	$389,000	$20,000	$91,994		—	$70,102	$74,783	(7)	$22,253	$668,132
	2012	$375,000	$18,750	$91,165		—	$72,450	$85,105	(7)	$20,110	$662,580

Andrew F. Walters	2014	$316,862	$46,042	$101,470		—	$72,188	$43,530	(6)	$7,742	$587,834
Chief Administrative Officer of San Jose Water Company (beginning January 31, 2014)
_______________

(1)
Includes amounts deferred under (i) San Jose Water Company's Special Deferral Election Plan, a non-qualified deferred compensation plan for officers and other select management personnel and (ii) San Jose Water Company's Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)
Represents the portion of the annual bonus paid at the discretion of the Committee based on a subjective assessment of individual performance goals. In the Summary Compensation Table included in last year’s proxy statement, the entire annual bonus for the named executive officers other than the CEO was reported in the Bonus column. However, we believe that the portion of the annual bonus that is payable based on attainment of objective corporate performance goals should be reported in the Non-Equity Incentive Compensation column. Accordingly, the amount of the bonus payable based on attainment of the corporate performance goals is now reported in the Non-Equity Incentive Compensation table. For Mr. Walters, also includes a special $30,000 bonus received in connection with the commencement of his employment pursuant to the terms of his offer letter.

(3)
The dollar amount reported is equal to the aggregate grant-date fair value of the stock awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. The assumptions used in the calculation of the FASB ASC Topic 718 grant-date fair value of each such award are set forth in Note 11 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2014 fiscal year. For the performance-based restricted stock unit award granted to Mr. Roth in August 2014, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target. The aggregate grant-date fair value of the award, assuming maximum attainment of the performance goal, is $533,975. For further information concerning the grant-date fair value of the awards, see the section below entitled "Grants of Plan-Based Awards." Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant-date fair value of Mr. Roth's deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2014 fiscal year were converted on January 2, 2015 into an additional 2,905 deferred shares for Mr. Roth. Such deferred shares had a fair market value of $93,309 on December 31, 2014 based on the $32.12 closing selling price of the Corporation's common stock on December 31, 2014, the last trading day in the 2014 fiscal year.

(4)
Also includes the grant-date fair value of the award of 5,748 fully-vested shares of common stock made in April 2013 in recognition of Mr. Roth's services in obtaining certain governmental permits for Texas Water Alliance Limited, the Corporation's wholly-owned subsidiary.

(5)	Represents the portion of the annual bonus based on the level of attainment of corporate performance goals.

(6)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2014 fiscal year. The present value increased for Messrs. Roth, Jensen and Lynch above the present value at the close of fiscal year 2013. The present value of the accrued pension benefit fluctuates from year-to-year based on additional years of service, changes in compensation and increased age. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2014 and 2013 fiscal years, respectively, by each named executive officer. For the 2014 fiscal year calculations, the discount rates applied were 3.88% for the Retirement Plan and 3.66% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2013 fiscal year calculations the discount rates applied were 4.82% for the Retirement Plan and 4.40% for the SERP and Cash Balance SERP. In addition, the mortality tables used were updated from the IRS Generational Mortality Table basis for 2013 to the RP-2014 Mortality Table basis, published by the Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale for 2014. The newly issued tables and scales reflect increasing life expectancies of the participants in the United States. Messrs. Lynch and Walters' Cash Balance SERP benefit is based on a contribution rate of 15% and 10%, respectively, of their quarterly compensation (as defined in the plan), offset by a portion of their accrued benefit under the Retirement Plan.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	Palle Jensen	James P. Lynch	Andrew F. Walters
Accrued as of the close of the 2014 fiscal year	$7,003,007	$2,285,035	$368,805	$43,530
Accrued as of the close of the 2013 fiscal year	$5,864,034	$1,122,737	$237,534	$—
Change in Pension Value	$1,138,973	$1,162,298	$131,271	$43,530

(7)
Consists solely of the increase in the actuarial present value of each named executive officer's accrued pension benefits recorded for each of the 2013 and 2012 fiscal years. For further information concerning the pension benefits, see the section below entitled "Pension Benefits."

(8)
Consists of the following amounts for each of the named executive officers: (i) club memberships, (ii) personal use of company vehicle, and (iii) 401(k) employer match made on such individual's behalf.

For the Year Ended December 31, 2014

Description	W. Richard Roth	Palle Jensen	James P. Lynch	Andrew F. Walters
Club Memberships	$11,387	$—	$7,790	$2,428
Personal Use of Company Vehicle	$7,039	$2,949	$5,007	$3,160
401(k) Employer Match	$10,400	$10,074	$10,400	$2,154
Total	$28,826	$13,023	$23,197	$7,742

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2014 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securi- ties Under- lying Options (#) (j)	Exer- cise or Base Price of Option Awards ($/Sh) (k)	Grant Date Value (7) (l)
			Thresh- old ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Thresh- old (#) (f)	Tar- get (#) (g)	Maxi- mum (#) (h)
W. Richard Roth	—	—	$84,500	$169,000	$253,500	—	—	—		—		—	—	—
	1/2/2014	10/29/2013	—	—	—	—	—	—		9,648	(2)	—	—	$258,566
	8/4/2014	7/29/2014	—	—	—	—	—	—		17,071	(3)	—	—	$412,094
	8/4/2014	7/29/2014	—	—	—	9,958	19,917	39,834	(4)	—		—	—	$533,975
Palle Jensen	—	—	$33,750	$67,500	$101,250	—	—	—		—		—	—	—
	1/2/2014	10/29/2013	—	—	—	—	—	—		3,790	(5)	—	—	$101,572
James P. Lynch	—	—	$31,875	$63,750	$95,625	—	—	—		—		—	—	—
	1/2/2014	10/29/2013	—	—	—	—	—	—		3,790	(5)	—	—	$101,572
Andrew F. Walters	—	—	$26,250	$52,500	$78,750	—	—	—		—		—	—	—
	1/31/2014	1/28/2014	—	—	—	—	—	—		3,845	(6)	—	—	$101,470
_______________

(1)
Reflects potential payouts under the annual bonus program tied to attainment of corporate performance goals; the entire bonus for the CEO was tied to the attainment of these goals; a portion of the bonus for the other named executive officers was also tied to attainment of individual performance. Each potential level of payout based on the corporate performance goals was tied to the level at which San Jose Water Company attained the performance goals for the 2014 fiscal year established by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational goals based on key water industry objectives. Each goal was attained at the maximum level resulting in an actual bonus to Mr. Roth in the dollar amount of $253,500 or 150% of his target bonus for the year and $101,250, $95,625 and $72,188 for Messrs. Jensen, Lynch and Walters respectively representing 150% of their target allocated to the corporate goals, except that Mr. Walters' bonus was pro-rated based on his months of employment with the Corporation in 2014.

(2)
On January 2, 2014, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 9,648 shares of the Corporation's common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2014). The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The award also immediately vests in the event of a qualifying separation following a change in control. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(3)
On August 4, 2014, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 17,071 shares of the Corporation's common stock. The restricted stock units will vest in three equal annual installments upon Mr. Roth’s completion of each year of service measured over the three-year period measured from January 1, 2015 to December 31, 2017. The award will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of a qualifying separation. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the award is not assumed or otherwise continued in effect. The award also immediately vests in the event of a qualifying separation following a change in control. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(4)
On August 4, 2014, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 19,917 target shares of the Corporation's common stock. The restricted stock units will vest based on performance tied to a relative total shareholder return (“TSR”) over the period measured from August 4, 2014 to December 31, 2017 (the “TSR Performance Period”), provided Mr. Roth remains in service with the Corporation through the end of such performance period. To determine the achievement of relative TSR, the Corporation’s TSR will be compared to the TSRs of eight water utility peer companies as measured over the TSR Performance Period. The number of shares issuable under the TSR Award will range from 0 to 200% of the target number of shares based on the Corporation’s TSR ranking amongst such peer companies. In the event of Mr. Roth’s qualifying separation (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the TSR Performance Period, the number of shares issuable under the award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the TSR Performance Period in the event of a termination by reason of death or disability). In the event of a change in control, the TSR Performance Period will end on the date of such change in control and the number of shares issuable under the TSR award will be determined based on attainment of performance over the abbreviated performance period. If the award as so determined is assumed, replaced or otherwise continued following the change in control, the award will vest on December 31, 2017, subject to continued service through that date; however, the award will vest in full upon a qualifying separation that occurs within 24 months following the change in control. If the award is not assumed, replaced or otherwise continued, the shares issuable under the award will vest upon the change in control. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(5)
On January 2, 2014, Messrs. Jensen and Lynch were each awarded restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2014). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(6)
On January 31, 2014, Mr. Walters was awarded 3,845 restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 31, 2014). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(7)
The grant-date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit award granted to Mr. Roth in August 2014, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target. The reported grant-date values does not take into account any estimated forfeitures relating to service-vesting conditions.

2014 Annual Bonus Program
In January 2014, the Executive Compensation Committee set the bonus potential for the named executive officers for the 2014 fiscal year. The dollar amount of that bonus for Mr. Roth was tied to the level at which San Jose Water Company attained the performance goals for the 2014 fiscal year established for it by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth's bonus potential was set at $84,500 (12.5 percent of base salary); for target level attainment, the bonus potential was $169,000 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $253,500 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. The actual bonus amount that any other named executive officer could have earned for the 2014 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 75 percent for the Corporation's performance and 25 percent for individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance. Further information concerning the bonus program established for Mr. Roth and the other named executive officers is set forth in the Compensation Discussion & Analysis that appears earlier in the Proxy Statement.
Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, undertook a substantial review of the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation's wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:

•
The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation's broad-based employee stock purchase plan) has historically been granted only to officers of the Corporation or its subsidiaries and is currently provided in the form of restricted stock units that vest incrementally over their period of continued service or the attainment of specified performance goals over their period of continued service. Neither the Corporation nor its subsidiaries have any material compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.

•
For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the named executive officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $6,500 to $65,000 for the 2014 fiscal year. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.

•
Under the cash bonus program, the target bonus for the named executive officers is 25 percent of base salary for the Chief Executive Officer and a fixed dollar amount for the other executive officers generally ranging from $70,000 to $90,000 for the 2014 fiscal year, with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers.  100 percent of the Chief Executive Officer's bonus for the 2014 fiscal year is tied to performance goals that are intended to sustain shareholder value, such as return on equity, environmental compliance and the attainment of certain operational goals critical to the successful operation of the business, with such bonus potential allocated equally among these three sets of goals.  For the other named executive officers, they may earn up to 150 percent of their target bonus for the 2014 fiscal year weighted as follows: (i) 75 percent tied to the same performance goals as the Chief Executive Officer (also allocated in the same manner), and (ii) 25 percent tied to a subjective assessment of pre-specified individual goals but such amount is not pre-allocated in distinct dollar segments among the various individual goals.  The other named executive officers may earn up to an additional 50 percent of their target bonus for exceptional individual performance.  We believe this structure based on a number of different performance measures mitigates any tendency for an executive to focus exclusively on the specific financial metrics.

•
Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by utilizing multiple performance criteria and imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has an internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.

•
Each of the named executive officers receives equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increase as the price of the common stock appreciates and shareholder value is thereby created. Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.

•
The Corporation has transitioned from stock option grants to restricted stock unit awards. This transition has mitigated the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, should reduce the incentive for excessive risk taking because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time. In addition, the service-based restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.

•
In connection with the negotiation of his new compensation package, the CEO was granted performance-based restricted stock units in August 2014 tied to the attainment of relative total stockholder return measured over a 41-month period. The payout under this award is capped at 200% of the target number of shares subject to the award. The relative nature of the performance goal, the cap on the payout and the multi-year vesting period minimize any potential risk.

•
The CEO and our other named executive officers also received performance-based restricted stock units in January 2015 tied to the attainment of return on equity and continued service over the 2015 fiscal year. The performance goal is based on the target approved by the Board and that we believe is challenging but attainable without taking excessive risk. The limited number of shares subject to the awards (ranging from 1,028 to 6,639 shares) and the capped payout (at 100 percent for the CEO and 150 percent for the other named executive officers) together with vesting schedules that overlap with other awards reduce the motivation to take risks in any one year.

•	Pursuant to the terms of his amended employment agreement, the CEO’s compensation is subject to recoupment as required under applicable law and regulations.

•
The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The plan is divided into two components: a traditional defined benefit pension formula for employees who commenced employment with the Corporation prior to March 31, 2008 and a cash-balance pension formula for employees who commence employment on or after that date. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service and, for the cash balance component, the applicable quarterly contribution rate. More detailed information concerning the benefit accrual formulas for the two components is set forth in the "Pension Benefits" section that appears later in this Proxy Statement. The federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan and also impose certain funding obligations on the Corporation with respect to the benefits participants accrue under the plan. The Corporation periodically reviews the funding status of the plan to determine whether there would be any material risk posed by those funding obligations in relation to the current assets of the plan or its projected future contribution levels and to consider appropriate action to mitigate any identifiable risks through potential changes in plan structure or investment strategy.

•
The Corporation also maintains an Executive Supplemental Retirement Plan for certain officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant's average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. Officers, such as Messrs. Lynch and Walters, and other selected individuals who commence employment with the Corporation on or after March 31, 2008 are instead eligible for participation in the Cash Balance Executive Supplemental Retirement Plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.

•
The Corporation has also instituted share ownership guidelines which require the named executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the shareholders and mitigated the risk of excessive risk taking.

•
Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.

For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2014.

Name (a)	Option Awards					Stock Awards
	Number of Securities Under- lying Unex- ercised Options (#) Exer- cisable (b)	Number of Securities Under- lying Unex- ercised Options (#) Unexer- cisable (c)	Equity Incen- tive Plan Awards: Number of Securi- ties Under- lying Unex- ercised Un- earned Options (#) (d)	Option Exercise Price ($) (e)	Option Expi- ration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
W. Richard Roth	—	—	—	—	—	1,441	(1)	$46,285	37,850	(8)	$1,215,742
						6,114	(2)	$196,382	19,917	(9)	$639,734
						9,648	(3)	$309,894
						17,071	(4)	$548,321
Palle Jensen	—	—	—	—	—	142	(5)	$4,561	—		—
						1,387	(6)	$44,550
						2,446	(2)	$78,566
						3,790	(3)	$121,735
James P. Lynch	—	—	—	—	—	710	(5)	$22,805	—		—
						1,387	(6)	$44,550
						2,446	(2)	$78,566
						3,790	(3)	$121,735
Andrew F. Walters	—	—	—	—	—	3,845	(7)	$123,501	—		—
_______________

(1)
Represents service-vesting restricted stock units granted on January 24, 2012 and covering 4,321 shares. The underlying shares vest in three successive equal annual installments measured from the January 24, 2012 award date, provided Mr. Roth continues in the Corporation's service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2014, one-third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(2)
Represents restricted stock units granted on January 2, 2013 and covering: 9,170 shares for Mr. Roth, 3,668 shares for Mr. Jensen and 3,668 for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2014, two-thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(3)
Represents restricted stock units granted on January 2, 2014 and covering: 9,648 shares for Mr. Roth, 3,790 shares for Mr. Jensen and 3,790 for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2014, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(4)
Represents service-vesting restricted stock units granted on August 4, 2014 and covering 17,071 shares. The underlying shares vest in three successive equal annual installments measured from January 1, 2015, provided Mr. Roth continues in the Corporation's service through the end of each year. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2014, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(5)
Represents restricted stock units granted on January 3, 2011 and covering: 568 shares for Mr. Jensen and 2,840 for Mr. Lynch. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2014, one-fourth of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(6)
Represents restricted stock units granted on January 3, 2012 and covering: 4,159 shares for Mr. Jensen and 4,159 for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2014, one-third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(7)
Represents restricted stock units granted on January 31, 2014 and covering 3,845 shares. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2014, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(8)
Represents performance-vesting restricted stock units granted on January 26, 2010 and covering 37,850 shares. The underlying shares vest if the Corporation achieves an annualized total shareholder return of 6% over the five-year period from January 1, 2010 until December 31, 2014 and Mr. Roth remains in the Corporation's employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The shares were issued on February 2, 2015 (subject to applicable withholding taxes) since Mr. Roth satisfied the service requirement and the performance goal under the award was attained. The reported market value of the shares underlying those unvested units is based on the $32.12 closing selling price of the common stock on December 31, 2014.

(9)
Represents performance-vesting restricted stock units granted on August 4, 2014 covering 19,917 target shares of the Corporation's common stock, which vests based on performance tied to a relative total shareholder return over the period measured from August 4, 2014 to December 31, 2017 (the “TSR Performance Period”), provided Mr. Roth remains in service with the Corporation through the end of such performance period. To determine the achievement of relative total shareholder return, the Corporation’s total shareholder return will be compared to the total shareholder returns of eight water utility peer companies as measured over the TSR Performance Period. The number of shares issuable under the award will range from 0% to 200% of the target number of shares based on the Corporation’s total shareholder return ranking amongst such peer companies. The reported market value of the shares underlying those unvested units assumes attainment at 100% of target and is based on the $32.12 closing selling price of the common stock on December 31, 2014.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number of shares of the Corporation's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2014, and the number and value of shares of the Corporation's common stock subject to each restricted stock, deferred stock or restricted stock unit award that vested during the year ended December 31, 2014. No stock appreciation rights were exercised by the named executive officers during the 2014 fiscal year, and none of such officers held any stock appreciation rights as of December 31, 2014.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
W. Richard Roth	33,452	$473,026	2,905	$93,309
			1,440	$41,774
			3,056	$88,685
Palle Jensen	—	—	161	$4,650
			142	$4,102
			1,386	$40,042
			1,222	$35,462
James P. Lynch	—	—	759	$20,584
			710	$20,512
			1,386	$40,042
			1,222	$35,462
Andrew F. Walters	—	—	—	—
______________

(1)
The value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
Includes the phantom cash dividends which accumulated during the 2014 fiscal year on the shares of the Corporation's common stock underlying restricted stock awards which were converted on January 2, 2015 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2014 fiscal year.

(3)
The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted into additional deferred shares on January 2, 2015, the value realized is determined by multiplying (i) the $32.12 closing selling price of the common stock on December 31, 2014 by (ii) the number of those additional deferred shares.

Pension Benefits
The Corporation maintains three defined benefit plans: San Jose Water Company's Retirement Plan, a tax-qualified pension plan (the "Retirement Plan"), the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SERP") and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the "Cash Balance SERP").
The following table sets forth as of December 31, 2014 for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (1) (c)	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
W. Richard Roth	San Jose Water Company Retirement Plan	25	$1,722,959	—
	San Jose Water Company Executive Supplemental Retirement Plan	25	$5,280,048	—
Palle Jensen	San Jose Water Company Retirement Plan	20	$1,593,409	—
	San Jose Water Company Executive Supplemental Retirement Plan	20	$691,626	—
James P. Lynch	San Jose Water Company Retirement Plan	4	$68,846	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	4	$299,959	—
Andrew F. Walters	San Jose Water Company Retirement Plan	1	$15,830	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	1	$27,700	—
______________

(1)	The number of years of credited service has been rounded to the nearest whole number. The present value of accumulated benefits is based on the actual period of service credited.
The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the age of the participant and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
The actuarial and economic assumptions used above to value the pension plan benefits include the RP-2014 Generational Mortality Table, a 3.88 percent discount rate for San Jose Water Company's Retirement Plan and a 3.66 percent discount rate for the SERP and Cash Balance SERP (for 2013 a discount rate of 4.82 percent was used for the Retirement Plan and a discount rate of 4.40 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the IRS Generational Mortality Table was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2014 fiscal year.

Retirement Plan Benefit
Benefit accruals under Retirement Plan differ depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers, except for James P. Lynch and Andrew F. Walters, commenced service before March 31, 2008.
The monthly retirement benefit under the Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of his average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. The combined age and years of service for each named executive officer who commenced employee status before March 31, 2008 at present equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008 and completed at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For those named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. In-service distributions are allowed for: (i) a participant who has attained age 70 ½, and (ii) a participant who commenced status as an employee before March 31, 2008 if such participant has attained age 65 and his or her age and years of service equal at least 100; provided, if such a participant was not employed by the Company on December 31, 2013 and is subsequently re-hired on or after January 1, 2014, he or she will not be entitled to an in-service distribution.
The retirement benefits accruable by employees who first commence service on or after March 31, 2008, including Messrs. Lynch and Walters, are due under the cash balance portion of the Retirement plan and will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%

For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three and a quarter percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six percent maximum annual interest rate.
Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
Messrs. Roth and Jensen are currently eligible to receive early retirement benefits under the Retirement Plan in the event of retirement. Messrs. Lynch and Walters joined the Corporation after March 30, 2008 and participate in the cash balance portion of the Retirement Plan which does not provide early retirement benefits.
SERP Benefit
The Executive Supplemental Retirement Plan ("SERP") provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Each officer of the Corporation who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Corp. Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Messrs. Lynch and Walters participate in the SERP.
The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010 is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less the monthly retirement benefit payable to such individual under the Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the Retirement Plan.
For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of his or her earned salary for that month and the amount of the annual cash performance bonus that is actually paid to him or her during that month or that would have been paid at that time in the absence of a deferral election.
The SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP.
SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SERP retirement for Mr. Roth will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Mr. Jensen will not be reduced for early commencement if such commencement occurs on or after his attainment of age 60. In computing Mr. Roth's final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.
A participant will vest in his or her SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2014, each of the named executive officers who participates in the SERP is vested in his SERP benefit.
Cash Balance SERP Benefit
The Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP") is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.
An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%
The account balance will also be credited periodically with interest pursuant to a pre-established formula. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her vested accrued benefit under the Cash Balance SERP.
A participant's accrued benefit for plan quarters ending before January 1, 2014 and associated interest credits accrued after December 31, 2013 shall be paid in a single lump sump beginning on the first day of the seventh month following the participant's separation from service. Pursuant to the Cash Balance SERP amended as of October 30, 2013, a participant's accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits shall be paid in a single lump sump beginning on the first day of the seventh month following the participant's separation from service unless a timely election is made by the participant to receive his or her benefit in annual installments over a 10-year period beginning on the first business day of the seventh month following his or her separation from service. Mr. Lynch elected to receive his accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits in annual installments over a 10-year period.
The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.
A participant will vest in his or her Cash Balance SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. At the time of Mr. Lynch's entry into the plan, the plan was amended to provide him with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service. As of December 31, 2014, Mr. Lynch is vested in his Cash Balance SERP benefit. The plan was also amended effective January 31, 2014 to provide newly appointed Chief Administrative Officer of San Jose Water Company, Andrew F. Walters with full vesting of his accrued benefit under the plan upon completion of three years of service.
Non-Qualified Deferred Compensation
The first of the following tables shows the deferred compensation activity for each named executive officer during the 2014 fiscal year attributable to his participation in the San Jose Water Company Special Deferral Election Plan (the "Deferral Plan"):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distribution ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. Richard Roth	—	—	$49,092	—	$1,232,115	(3)
Palle Jensen	—	—	—	—	—
James P. Lynch	—	—	—	—	—
Andrew F. Walters	—	—	—	—	—
_______________

(1)	Represents the portion of salary and bonus earned for the 2014 fiscal year and deferred under the Deferral Plan.

(2)	Includes the amount of interest that was accrued for the 2014 fiscal year on the named executive officer's outstanding balance under the Deferral Plan.

(3)
Includes (i) $256,901 of salary and/or bonus earned for the 2012 fiscal year and deferred under the Deferral Plan (ii) $58,945 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (iii) $0 of salary and/or bonus earned for the 2014, 2013, 2011, 2009 and 2008 fiscal years and deferred under the Deferral Plan, (iv) $88,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan, and (v) all interest accrued through December 31, 2014.

The following table shows the deferred compensation activity for each named executive officer for the 2014 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited during such year:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
W. Richard Roth	—	—	$364,323	(1)	—	$3,829,346
Palle Jensen	—	—	—		—	—
James P. Lynch	—	—	—		—	—
Andrew F. Walters	—	—	—		—	—
______________

(1)
Represents (i) the $93,309 fair market value as of December 31, 2014 of the additional deferred shares of the Corporation's common stock credited to the named executive officer for the 2014 fiscal year as a result of the dividend equivalent rights under his restricted stock units and (ii) the $271,014 increase in the fair market value of the accumulated deferred shares that occurred since the start of the 2014 fiscal year.

(2)
The reported aggregate balance is based on the $32.12 closing selling price of the common stock on December 31, 2014. As of December 31, 2014, Mr. Roth was fully vested in the reported account balance.

Special Deferral Election Plan
The principal features of the Special Deferral Election Plan may be summarized as follows:
The Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or 10-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.
Employment Agreements, Termination of Employment and Change in Control Arrangements
Executive Severance Plan. Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan) after the Corporation enters into an agreement to effect the change in control or ownership but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the change in control or ownership, or (b) he or she resign for good reason (as defined in such plan) within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, generally payable in three successive equal annual installments with a potential for a lump sum payment to Mr. Roth in the event of a termination in connection with certain change in control transactions, (ii) his or her outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her pension benefit under the SERP (the "Enhanced Pension Benefit").
If an officer qualifies for benefits under the Executive Severance Plan and any payment made in connection with a change in control or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.
In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation's non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated pension benefits under the retirement plans as of the close of the 2014 fiscal year (excluding the enhancement of the benefits under the Executive Severance Plan) is set forth in the table above in the section entitled "Pension Benefits." The value of their accumulated deferred compensation as of December 31, 2014 is set forth in the two tables in the section above entitled "Non-Qualified Deferred Compensation."

For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

•
A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•
A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•	Certain changes in the composition of the Corporation's Board of Directors; or

•
The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive upon a qualifying termination following a change in control based upon the following assumptions:

(i)	His employment terminated on December 31, 2014 under circumstances entitling him to full severance benefits under the Executive Severance Plan; and

(ii)
The change in control is assumed to have occurred on December 31, 2014 and at a price per share payable to the holders of the Corporation's common stock in an amount equal to the $32.12 per share, the closing selling price of such common stock on December 31, 2014.

Name	Cash Severance Payment ($)		Present Value of Enhanced Pension Benefit ($)(3)		Estimated Value of Reim-bursed COBRA Continua- tion Health Care Coverage ($)	Value of Accele- rated Option Awards (6)	Value of Accele- rated Restricted Stock Awards (6)	Excise Tax Gross-Up ($)(7)	Total
W. Richard Roth	$2,535,000	(1)	$505,281		$47,621	—	$2,956,358	$2,892,630	$8,936,890
Palle Jensen	$1,170,000	(2)	$293,327		$68,630	—	$249,412	$831,896	$2,613,265
James P. Lynch	$1,464,000	(2)	—	(4)	$100,035	—	$267,656	$995,144	$2,826,835
Andrew F. Walters	$1,260,000	(2)	$27,700	(5)	$100,035	—	$123,501	$692,913	$2,204,149
______________

(1)	Represents 3.75 times Mr. Roth's annual salary of $676,000.

(2)
Represents three times Mr. Jensen's annual salary of $300,000 plus three times his target bonus of $90,000, represents three times Mr. Lynch's annual salary of $403,000 plus three times his target bonus of $85,000, and represents three times Mr. Walters' annual salary of $350,000 plus three times his target bonus of $70,000.

(3)
The actuarial and economic assumptions used above to value the Retirement Plan include the RP-2014 Generational Mortality Table and a 3.66% discount rate (4.40% for 2013). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)
There would be no enhancement to Mr. Lynch’s benefits under the Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(5)
The indicated dollar amount represents the present value of Mr. Walters' Cash Balance SERP account, as previously disclosed in the table in the Pension Benefits section above, that would vest upon the assumed December 31, 2014 change in control event and concurrent termination of employment, since in the absence of such change in control and termination, Mr. Walters would not be vested in any portion of his Cash Balance SERP as of December 31, 2014. There would be no other enhancement to his benefits under the Cash Balance SERP, whether in the form of compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(6)
The unvested restricted stock units will automatically vest on an accelerated basis at the time of the qualifying termination event. For purposes of this calculation, the performance based restricted stock unit award granted to Mr. Roth in August 2014 is assumed to vest at 100% of target. The reported dollar values of these unvested units and other deferred shares are based on the $32.12 closing selling price per share of the Corporation's common stock on December 31, 2014.

(7)
Calculated based on (i) W-2 wages for the five-year period 2009 through 2013 or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Lynch, the calculation was based on his W-2 wages for the 2013, 2012 and 2011 calendar year and his annualized salary for 2010 and for Mr. Walters, the calculation was based on his annualized salary for 2014), (ii) an effective tax rate of 55.25% (Federal, 39.6%; State, 13.3%; and Medicare, 2.35%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2014 change in control/separation from service date.

Mr. Roth's Employment Agreement. The Corporation entered into an amended and restated employment agreement with the CEO effective January 1, 2008. Such amended and restated employment agreement was subsequently amended on December 16, 2009 and January 26, 2010, respectively. Pursuant to the December 2009 amendment to his employment agreement, effective as of January 1, 2010: (i) Mr. Roth's annual base salary for each of the 2010, 2011 and 2012 calendar years was increased to $625,000 per year, (ii) his annual base salary for the 2013 calendar year was increased by four percent to the rate of $650,000, and (iii) his annual base salary for the 2014 calendar year was increased by an additional four percent to $676,000.
In July 2014, the Committee negotiated a new compensation package with the CEO and further amended his employment agreement. Pursuant to the July 30, 2014 amendment, the term of Mr. Roth’s employment under his employment agreement was extended to December 31, 2017. You will find below the key points of such amended agreement:

•
Mr. Roth’s annual base salary for the 2015 calendar year was increased to $710,000, and his annual base salary for the 2016 and 2017 calendar years will be increased by four percent per year to $738,400 and $767,936, respectively.

•	His target bonus remains at 25percent of his base salary.

•	Approximately 70 percent of his target equity awards are in the form of performance based RSUs, 50 percent of which are based on a three-year performance period.

•
The total direct compensation package for Mr. Roth, when measured in terms of total cash compensation and the annualized grant-date value of his new equity awards) is at approximately the 62nd percentile of the peer group.

•	Mr. Roth’s compensation is subject to clawback of compensation in accordance with applicable laws and regulations.
Mr. Roth continues to be entitled to paid health care coverage for himself and his dependents and certain perquisites which include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and Corporation-paid club memberships (excluding any country club memberships).

The principal terms of the equity awards provided for under the July 2014 amendment agreement are summarized in the section entitled "Compensation Discussion and Analysis - Amendment of CEO Employment Agreement" that appears earlier in this Proxy Statement.
Pursuant to the employment agreement entered into in 2003, Mr. Roth received a deferred restricted stock award covering 83,340 shares. The award is fully vested and continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation's common stock on each date actual dividends were paid on such common stock during the year.
If Mr. Roth's employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous 12 months), and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth's execution of a general release of all employment-related claims against the Corporation. In addition, Mr. Roth would be entitled to receive accelerated vesting of his outstanding equity awards as more fully described below.
If (i) Mr. Roth's employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2014 and (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, then he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance		Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,636,400	(1)(3)	$47,621	(2)
______________

(1)	Represents 3.9 times the annual rate of base salary of $676,000 in effect for Mr. Roth on December 31, 2014.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of $1,323.

(3)
Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation's employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

As of December 31, 2014, Mr. Roth held outstanding restricted stock units covering 92,041 unvested shares of the Corporation's common stock. These awards vest as follows:

•
Restricted stock units covering 34,274 of those 92,041 shares will vest in one or more successive equal annual installments upon his continued service with the Corporation. The shares vest on an acelerated basis in the event Mr. Roth's employment is terminated by reason of death or disability or involuntarily terminated other than for good cause (as defined in Mr. Roth's employment agreement) or he resigns for good reason (as defined in such agreement). If on December 31, 2014, Mr. Roth's employment had terminated for any of these qualifying reasons, then upon such a qualifying termination event, his restricted units covering 34,274 unvested shares of common stock under his service-based awards would have vested on an accelerated basis for a total value of $1,100,882. Such accelerated value was based on the $32.12 per share closing selling price of the common stock on December 31, 2014.

•
Restricted stock units for 37,850 shares were granted pursuant to an award tied to the attainment of a specified total shareholder return over the five-year period ending December 31, 2014. In the event of a qualifying termination event, Mr. Roth would vest in a pro-rated amount of his award (based upon the number of whole months of service (rounded up) completed during the performance period) if the applicable performance vesting objective for those particular shares is met upon the completion of the applicable performance period. This award vested in full on January 27, 2015 upon the Committee’s determination of attainment of the performance goal and the underlying shares were issued on February 2, 2015. If there had been a qualifying termination on December 31, 2014, then upon such a qualifying termination event, 37,850 shares of common stock under this award would have vested and would have been issued on February 2, 2015. Based on the $32.12 per share closing selling price of the common stock on December 31, 2014, the value of those shares is $1,215,742.

•
Restricted stock units covering 19,917 shares will vest upon attainment of relative total shareholder performance goal over the period measured from August 4, 2014 to December 31, 2017. In the event of Mr. Roth’s qualifying termination (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the TSR Performance Period, the number of shares issuable under the award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the applicable performance period in the event of a termination by reason of death or disability). In the event of a change in control, the performance period will end on the date of such change in control and the number of shares issuable under the award will be determined based on attainment of performance over the abbreviated performance period. If the award as so determined is assumed, replaced or otherwise continued following the change in control, the award will vest on December 31, 2017, subject to continued service through that date; however, the award will vest in full upon a qualifying termination that occurs within 24 months following the change in control. If the award is not assumed, replaced or otherwise continued, the shares issuable under the award will vest upon the change in control. If there had been a qualifying termination on December 31, 2014 (other than in connection with a change in control), then upon such a qualifying termination event, 19,917 shares of common stock under this award would have vested assuming a probable outcome of the performance goals at 100percent of target; based on the $32.12 per share closing selling price of the common stock on December 31, 2014, the value of those shares is $639,734.

In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $7,003,007 as of December 31, 2014 and vested deferred compensation in the amount of $5,061,461 as of that date.
Mr. Lynch's Offer Letter. Under the terms of his offer letter, Mr. Lynch is entitled to the following compensation package: (i) base salary at the annual rate of $350,000; (ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150 percent of target based on performance goal attainment; (iii) two separate restricted stock unit awards covering shares of the Corporation's common stock, each issued under the Corporation's Long-Term Incentive Plan and each with a grant-date value of $75,000; (iv) company car and reimbursement of membership fees for one local health club; and (v) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was increased to $403,000 for the 2014 calendar year.
Had Mr. Lynch's employment been involuntarily terminated without cause by the Corporation on December 31, 2014 in the absence of a change in control, the salary continuation payment to which he would have been entitled under his offer letter would have been in the aggregate amount of $403,000.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2014 with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	296,831	(3)	$—	(4)	1,473,817	(5)(6)
Equity Compensation Plans Not Approved by Shareholders (2)	N/A		N/A		N/A
Total	296,831	(3)	$—	(4)	1,473,817	(5)(6)
_______________

(1)	Consists of the Corporation's Long-Term Incentive Plan and 2014 Employee Stock Purchase Plan.

(2)	The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

(3)
Includes 296,831 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the 2014 Employee Stock Purchase Plan.

(4)
Calculated without taking into account the 296,831 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(5)
Consists of 1,073,817 shares of common stock available for issuance under the Long-Term Incentive Plan and 400,000 shares of common stock available for issuance under the 2014 Employee Stock Purchase Plan.

(6)
The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2014 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2014 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Cali and Moskovitz and Ms. Armstrong served on the Executive Compensation Committee during the 2014 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the period ended December 31, 2014, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, or any successor standard and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.
Audit Committee
Douglas R. King, Committee Chair
Walter J. Bishop
Ronald B. Moskovitz
Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.
Executive Compensation Committee
Ronald B. Moskovitz, Committee Chair
Katharine Armstrong
Mark L. Cali

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Two wells were constructed in 2014 by San Jose Water Company. San Jose Water Company received three bids and selected the contractor with the lowest bid which had a total contract cost of $976,082 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied conductor casing, well casing, screen, gravel and sounding pipe to the general contractor for such wells and billed the contractor an aggregate of approximately $450,606 in 2014 for such items.
George E. Moss, a member of the Board of Directors and beneficial owner of approximately 9.2 percent of SJW Corp.'s outstanding shares, is the Chairman of the Board of Roscoe Moss Manufacturing Company. Mr. Moss along with other members of the Moss family own greater than majority interest in Roscoe Moss Manufacturing Company. Robert A. Van Valer, a member of the Board of Directors of SJW Corp. and beneficial owner of approximately 10.7 percent of SJW Corp.'s outstanding shares, is the President and owns approximately 9.9 percent of the outstanding stock of Roscoe Moss Manufacturing Company, and is a trustee for a trust that holds approximately 25 percent of the outstanding stock of Roscoe Moss Manufacturing Company.
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation's Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its shareholders and whether the relationship should be continued or eliminated. In addition, SJW Corp.'s written Related Party Transactions Policy provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent (including by email).
SHAREHOLDER PROPOSALS
Shareholder proposals intended to be presented at next year's annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by _______, 2015 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a shareholder proposal to be properly brought before next year's annual meeting by a shareholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the shareholder must comply with the advance notice and other provisions in our Bylaws. In general, for a shareholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than 90 days and no earlier than 120 days prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2016 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 30, 2016.

FORM 10-K
SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWCORP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
General Counsel and Corporate Secretary

San Jose, California
March __, 2015

APPENDIX A
AGREEMENT AND PLAN OF MERGER OF
SJW GROUP, INC.,
A DELAWARE CORPORATION,
AND
SJW CORP.,
A CALIFORNIA CORPORATION
This AGREEMENT AND PLAN OF MERGER, dated as of [__________], 2015 (the “Merger Agreement”), is made by and between SJW Group, Inc., a Delaware corporation (“SJW Delaware”), and SJW Corp., a California corporation (“SJW California”). SJW Delaware and SJW California are sometimes referred to herein as the “Constituent Corporations.” SJW Delaware is a wholly-owned subsidiary of SJW California.
RECITALS
A.    SJW Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware and has a total authorized capital stock of 37,000,000 shares, of which 36,000,000 are designated common stock, par value $0.001 per share (the “SJW Delaware Common Stock.”), and 1,000,000 are designated Preferred Stock, par value $0.001 per share (the “SJW Delaware Preferred Stock”). The SJW Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, [__________] shares of SJW Delaware Common Stock are issued and outstanding, all of which are held by SJW California, and no shares of SJW Delaware Preferred Stock are issued and outstanding.
B.    SJW California is a corporation duly incorporated and existing under the laws of the State of California and has a total authorized capital stock of 36,176,407 shares, of which 36,000,000 are designated common stock, par value $0.521 per share (the “SJW California Common Stock”), and 176,407 are designated Preferred Stock, par value $25.00 per share (the “SJW California Preferred Stock”). Of the 176,407 shares of SJW California Preferred Stock, 2,645 shares are designated as “Cumulative Preferred Stock, Series A” (hereinafter called “Series A Preferred Shares”), 196 shares are designated as “Cumulative Preferred Stock, Series B” (hereinafter called “Series B Preferred Shares”), 200 shares are designated as “Cumulative Preferred Stock, Series C” (hereinafter called “Series C Preferred Shares”), 200 shares are designated as “Cumulative Preferred Stock, Series D” (hereinafter called “Series D Preferred Shares”), 166 shares are designated as “Cumulative Preferred Stock, Series E” (hereinafter called “Series E Preferred Shares”), 4,000 shares are designated as “Cumulative Preferred Stock, Series G” (hereinafter called “Series G Preferred Shares”), 9,000 are designated as “Cumulative Preferred Stock, Series H” (hereinafter called “Series H Preferred Shares”), and 160,000 shares are designated as preferred shares of Series I, Series J, Series K, Series L, Series M and Series N, the number of shares constituting each of such series to be determined by the Board of Directors of SJW California. Series F has been intentionally omitted.
C.    The Board of Directors of SJW California has determined that, for the purpose of effecting the reincorporation of SJW California in the State of Delaware, it is advisable and in the best interests of SJW California and its shareholders that SJW California merge with and into SJW Delaware upon the terms and conditions herein provided.
D.    The respective Boards of Directors of the Constituent Corporations, the shareholders of SJW California and the stockholder of SJW Delaware have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.
E.    For U.S. federal income tax purposes, the Constituent Corporations intend that the Merger executed pursuant to this Merger Agreement will qualify as a reorganization described in Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that this Merger Agreement will constitute a “plan of reorganization” within the meaning of Treas. Reg. § 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, SJW Delaware and SJW California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:
1. MERGER
1.1    Merger. In accordance with the provisions of this Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, SJW California shall be merged with and into SJW Delaware (the “Merger”), the separate existence of SJW California shall cease and SJW Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation”.
1.2    Filing and Effectiveness. The Merger shall become effective in accordance with Section 1108 of the California Corporations Code and Section 252 of the DGCL. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date.”
1.3    Effect of the Merger. Upon the Effective Date, the separate existence of SJW California shall cease, and SJW Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and SJW California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of SJW California in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of SJW California in the same manner as if SJW Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California Corporations Code.
2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
2.1    Certificate of Incorporation. The Certificate of Incorporation of SJW Delaware as in effect immediately prior to the Effective Date (the “Certificate of Incorporation”) shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
2.2    Bylaws. The Bylaws of SJW Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
2.3    Directors and Officers. The directors and officers of SJW California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.
3. MANNER OF CONVERSION OF STOCK
3.1    SJW California Common Stock. Upon the Effective Date, each share of SJW California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of SJW Delaware Common Stock.
3.2    SJW Delaware Common Stock. Upon the Effective Date, each share of SJW Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by SJW Delaware, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of SJW Delaware Common Stock, without any consideration being delivered in respect thereof.
3.3    Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of SJW California Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of SJW Delaware Common Stock into which the shares formerly representing by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of SJW California Common

Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of SJW Delaware Common Stock into which such shares of SJW California Common Stock were converted in the Merger.
The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of SJW Delaware Common Stock represented by such certificate as provided above.
Each certificate representing shares of SJW Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of SJW California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.
3.4    SJW California Equity Incentive Plans
(a)     Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, stock purchase and other equity-based award plans heretofore adopted by SJW California (collectively, the “Plans”) for its employees and other service providers. Each outstanding and unexercised option, restricted stock unit or right to purchase or receive, or security convertible into, SJW California Common Stock shall become an option, restricted stock unit or right to purchase or receive, or security convertible into, SJW Delaware Common Stock on the basis of one (1) share of SJW Delaware Common Stock for each share of SJW California Common Stock issuable pursuant to any such option, restricted stock unit or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise or purchase price per share equal to the exercise price or purchase price per share applicable to any such option, restricted stock unit or right to purchase or receive, or security convertible into, SJW California Common Stock at the Effective Date. Upon the Effective Date, the Surviving Corporation will assume all obligations of SJW California under dividend equivalent rights granted with respect to stock-based awards and such dividend equivalent rights shall be paid and/or converted into additional shares on the same terms and conditions as in effect for such rights immediately prior to the Effective Date.
(b)    A number of shares of SJW Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of SJW California Common Stock so reserved immediately prior to the Effective Date.
3.5    Benefit Plans. Upon the Effective Date, the Surviving Corporation shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of SJW California under each employee benefit plan sponsored by SJW California in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.
4. CONDITIONS
4.1    Conditions to SJW California’s Obligations. The obligations of SJW California under this Merger Agreement shall be conditioned upon the occurrence of the following events:
(a)    The principal terms of this Merger Agreement shall have been duly approved by the shareholders of SJW California; and
(b)    Any consents, approvals or authorizations that SJW California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, any approvals with respect to federal and state securities laws and any approval required by the California Public Utilities Commission.
5. GENERAL
5.1    Covenants of SJW Delaware. SJW Delaware covenants and agrees that it will, on or before the Effective Date:

(a)    Qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code;
(b)    File this Merger Agreement with the Secretary of State of the State of California; and
(c)    Take such other actions as may be required by the California Corporations Code.
5.2    Further Assurances. From time to time, as and when required by SJW Delaware or by its successors or assigns, there shall be executed and delivered on behalf of SJW California such deeds and other instruments, and there shall be taken or caused to be taken by SJW Delaware and SJW California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by SJW Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SJW California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of SJW Delaware are fully authorized in the name and on behalf of SJW California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
5.3    Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of SJW California or by the sole stockholder of SJW Delaware, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors, shareholders or stockholders with respect thereto.
5.4    Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the shareholders of SJW California shall not, unless approved by such shareholders as required by law:
(a)    Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;
(b)    Alter or change any term of the Certificate of Incorporation of the Surviving Corporation that will become effective immediately following the Merger; or
(c)    Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of SJW California.
5.5    Tax Treatment of the Merger. The Constituent Corporations shall not take or knowingly fail to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code. The Constituent Corporations will report the Merger as a reorganization within the meaning of Section 368 of the Code.
5.6    Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, and National Registered Agents, Inc. is the registered agent of the Surviving Corporation at such address.
5.7    Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.
5.8    Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Merger Agreement, having first been approved by resolutions of the Boards of Directors of SJW Group, Inc., a Delaware corporation, and SJW Corp., a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

SJW GROUP, INC. a Delaware corporation By: W. Richard Roth President and Chief Executive Officer By: Suzy Papazian Secretary
SJW CORP. a California corporation By: W. Richard Roth President and Chief Executive Officer By: Suzy Papazian Secretary

APPENDIX B
SJW GROUP, INC.
CERTIFICATE OF INCORPORATION
The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:
ARTICLE I
The name of the corporation is SJW Group, Inc. (the "Corporation").
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
The total number of shares of stock that the Corporation shall have authority to issue is 37,000,000, consisting of the following:
36,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.
1,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be duly elected and qualified or until his or her earlier resignation or removal.
ARTICLE VI
Except as otherwise provided in the Bylaws, the Bylaws may be amended or repealed or new Bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote generally in the election of directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.
ARTICLE IX
In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE X
Special meetings of the stockholders may be called at any time by the Chairman of the Board, by the President, by resolution of the Board of Directors adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or by stockholders holding not less than twenty percent (20%) of the voting power of the Corporation on the record date established pursuant to the Bylaws of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.
ARTICLE XI
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or his or her intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XII
Except as provided in Article XI above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XIII
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.
The name and the mailing address of the Sole Incorporator is as follows:

NAME	MAILING ADDRESS
[___________]	[___________]

IN WITNESS WHEREOF, this Certificate has been subscribed this [ ] day of [_________], 2015 by the undersigned who affirms that the statements made herein are true and correct.

/s/ [___________] [___________] Sole Incorporator

APPENDIX C
BYLAWS OF SJW GROUP, INC.
ARTICLE I
STOCKHOLDERS’ MEETING.
1.Place of Meeting. Meetings of the stockholders shall be held at the registered office of the Corporation in Delaware, or at such other place within or without the State of Delaware as maybe designated by the Board of Directors or the stockholders. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
2.Annual Meeting. The annual meeting of the stockholders shall be held on such date and at such time and place as the Board of Directors may designate. The date, place and time of the annual meeting shall be stated in the notice of such meeting delivered to or mailed to stockholders. At such annual meeting the stockholders shall elect directors, in accordance with the requirements of the Certificate of Incorporation, and transact such other business as may properly be brought before the meeting.
3.Quorum. The holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall be requisite for and shall constitute a quorum of all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present or represented at any meeting of the stockholders, the meeting may be adjourned from time to time by the vote of holders of stock representing a majority of the voting power of all shares present or represented at the meeting or by the chair of the meeting, in the manner provided in Section 4 of Article I of these Bylaws, until a quorum shall be present or represented.
4.Adjournments; Postponement. In the absence of a quorum, holders of stock representing a majority of the voting power of all shares present in person or represented by proxy at the meeting, or the chairman of the meeting, may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Furthermore, after the meeting has been duly organized, the chairman of the meeting may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Any previously scheduled annual or special meeting of the shareholders may be postponed, and any previously scheduled annual or special meeting of the shareholders called by the Board of Directors may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of shareholders.
5.Voting; Proxies. At each meeting of the stockholders of the Corporation, every stockholder having the right to vote may authorize another person to act for him or her by proxy. Such authorization must be in writing and executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission or other reliable reproduction of a writing or transmission authorized by this Section 5 of Article I may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy authorized hereby shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period. No ballot, proxies or votes, nor any revocations thereof or changes thereto shall be accepted after the time set for the closing of the polls pursuant to Section 15 of Article I of these Bylaws unless the Court of Chancery upon application of a stockholder shall determine otherwise. Each proxy shall be delivered to the inspectors of election prior to or at the meeting. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing a subsequent duly executed proxy with the Secretary of the Corporation. The vote for directors shall be by ballot. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.
6.Notice. Written notice of an annual or special meeting shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days prior to the meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage pre-paid, directed to the stockholder at his or her address as it appears on the records of the Corporation. Notice given by electronic transmission shall only be valid if it complies with Section 232 of the DGCL.
7.Waiver of Notice. Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation of the Corporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.
8.Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation present or represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation present or represented at the meeting and such inspectors’ count of all votes and ballots. Such certification shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. If there are three inspectors, the decision, act, or certificate of a majority is effective in all respects as the decision, act or certificate of all.
9.List of Stockholders Entitled to Vote. At least ten (10) days before every meeting of the stockholders a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, with the post office address of each, and the number of shares held by each, shall be prepared by the Secretary. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at the Corporation’s headquarters or on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and shall be produced and kept at the time and place of meeting during the whole time thereof and subject to the inspection of any stockholder who may be present. The original or duplicate stock ledger shall be provided at the time and place of each meeting and shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at such meeting.
10.Special Meetings.
(a)Special meetings of the stockholders may be called at any time by the Chairman of the Board, by the President, by resolution of the Board of Directors adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or by stockholders holding not less than twenty percent (20%) of the voting power of the Corporation on the record date established pursuant to Section 12 of this Article I of these Bylaws (the “Requisite Holders”). The person or persons calling any such meeting shall concurrently specify the purpose of such meeting and the business proposed to be transacted at such meeting. A Special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be designated by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more stockholders who satisfy the requirements of this Section 10 of Article I is received by the Secretary of the Corporation. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (1) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, or (2) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the stockholder's request.
(b)For a special meeting of stockholders to be properly called at the request of the Requisite Holders, the request must be in writing and must be sent by registered mail to the Chairman of the Board, the President or the Secretary of the Corporation, or delivered to any such officer in person and must include, as applicable, the information required by Section 13(a) of Article I of these Bylaws. Within ten (10) business days after receiving such a request from a stockholder or stockholders of the Corporation, the Board of Directors shall determine whether such stockholder or stockholders have satisfied the requirements for calling a special meeting of the stockholders pursuant to these Bylaws and notify the requesting party or parties of its finding. Nothing contained in this Section 10(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
(c)At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the special meeting. For business to be properly brought before a special meeting, it must be (1) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the special meeting by or at the direction of the Board, or (3) otherwise properly requested to be brought before a special meeting requested by the Requisite Holders in accordance with these Bylaws; provided, however, notwithstanding anything in these Bylaws to the contrary, the Board may submit its own proposal or proposals for consideration at any stockholder requested special meeting.
11.Organization. The Chair of the Board, or in the absence of the Chair, the President, or in their absence, the Vice Chairman, or if no such officer is present, a director designated by the Board of Directors, shall call meetings of the shareholders to order and shall act as chairman of the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting of the shareholders, but in the absence of the Secretary and Assistant Secretary at a meeting of the shareholders the chairman of the meeting may appoint any person to act as secretary of the meeting.
12.Fixing Date for Determination of Stockholders of Record.
(a)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed pursuant to above: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the attention of the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
13.Advance Notice of Stockholder Business and Nominations.
(a)Annual Meetings of Stockholders.
(i)General. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, or (c) if properly brought before the meeting by any stockholder of the Corporation present in person who was a stockholder of record of the Corporation both at the time the notice provided for in this Section 13(a) is delivered to the Secretary of the Corporation and at the time of the meeting, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 13(a) in all applicable respects. For the avoidance of doubt, except for proposals properly made in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the board of directors, clause (c) above shall be the exclusive means for a stockholder to bring director nominations or other business before an annual meeting of stockholders. For purposes of this Section 13(a)(i), “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting.
(ii)Notice of Business to be Brought Before a Meeting. For a business or proposal (other than the nomination of persons for election as directors) to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and any such proposed business must constitute a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, a stockholder’s notice to the Secretary (whether pursuant to this Section 13(a)(ii) or Section 13(b)) must set forth: (A) a brief description of the business desired to be brought before the meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (C) the reasons for conducting such business at the meeting, (D) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (E) the class and number of shares of the Corporation’s stock which are, directly or indirectly, held of record or are beneficially owned (as determined by Rule 13(d) of the Exchange Act) by the stockholder or any Stockholder Associated Person on the date of such stockholder notice and any derivative positions with respect to shares of capital stock of the Corporation held or beneficially held by or on behalf of such stockholder or any Stockholder Associated Person, (F) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (G) any material interest in such business of such stockholder or any Stockholder Associated Person, (H) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among the stockholder and any Stockholder Associated Person or (y) between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or any Stockholder Associated Person or other person or entity), (I) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (J) a representation whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal, or (2) otherwise to solicit proxies from stockholders in support of such proposal. For purposes of this Section 13(a)(ii), a “Stockholder Associated Person” of any stockholder shall mean (i) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, (ii) any Affiliate of such stockholder (within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner, and (iii) any person controlling, controlled by or under common control with any person referred to in the preceding clauses (i) and (ii). A stockholder providing notice of any business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(a)(ii) shall be true and correct as of the record date for the determination of persons entitled to receive notice of the meeting. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the determination of persons entitled to receive notice of the meeting. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder takes action contrary to the representations made in the stockholder notice applicable to such business or if the stockholder notice applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this

Section 13. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 13(a)(ii). If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Section 13(a)(ii), he or she shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting. Notwithstanding the foregoing provisions, a stockholder shall also comply with all applicable additional requirements of the Exchange Act and the rules and regulations thereunder (collectively, the “SEC Requirements”) with respect to the matters set forth in this Section 13(a)(ii) and that this Section 13(a)(ii) is intended as an additional requirement to the SEC Requirements.
(iii)Notice of Nominations for Election to the Board of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 13(a)(iii) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, a stockholder’s notice to the Secretary (whether pursuant to this Section 13(a)(iii) or Section 13(b)) must set forth, as to each person, if any, whom the stockholder proposes to nominate for election as a director (1) the stockholder’s intent to nominate such person for election as a director of the Corporation, the name of each such nominee proposed by the stockholder giving the notice, and the reason for making such nomination at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such nomination and any Stockholder Associated Person, (3) the class and number of shares of the Corporation’s stock which are, directly or indirectly, held of record or are beneficially owned (as determined by Rule 13(d) of the Exchange Act) by the stockholder proposing such nomination and any Stockholder Associated Person on the date of such stockholder notice and any derivative positions with respect to shares of capital stock of the Corporation held or beneficially held by or on behalf of such stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of such stockholder or any Stockholder Associated Person proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is made, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nominee(s), (7) a representation whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee(s), or (B) otherwise to solicit proxies from stockholders in support of such nominee(s), (8) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) any Stockholder Associated Person, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice, (9) all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or any Stockholder Associated Person were the “registrant” for purposes of such rule and any of the nominees were a director or executive officer of such registrant, (10) all information with respect to each nominee would be required to be set forth in a stockholder’s notice pursuant to this Section 13(a)(ii) if such nominee were the noticing stockholders, (11) each nominee’s principal occupation(s) during the past five years, (12) each nominee’s previous and/or current memberships on all public company boards of directors, (13) for each nominee, any bankruptcy filings of such nominee or any affiliate of such nominee, (14) for each nominee, any criminal convictions of such nominee or any affiliate of such nominee, (15) for each nominee, any civil action(s) by the Securities and Exchange Commission or other regulatory agency against such nominee whereby he or she were found to violated any federal or state securities law, (16) the signed consent of each nominee proposed by the stockholder giving the notice to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be, and (17) such other information regarding each nominee proposed by the noticing stockholder as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation. A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(a)(iii) shall be true and correct as of the record date for the determination of persons entitled to receive notice of the meeting. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the determination of persons entitled to receive notice of the meeting. No person nominated by the stockholder shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 13(a)(iii). The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Section 13(a)(iii). If the presiding officer determines that a nomination was not made in accordance with the terms of this Section 13(a)(iii), he or she shall so declare at the annual meeting and any such defective nomination shall be disregarded. Notwithstanding the foregoing provisions, a stockholder shall also comply with all applicable additional provisions of the SEC Requirements with respect to the matters set forth in this Section 13(a)(iii) and this Section 13(a)(iii) is intended as an additional requirement to the SEC Requirements.
(iv)Effect of a Notice Sent on Behalf of the Corporation. Notwithstanding any notice of the annual meeting sent to stockholders on behalf of the Corporation, a stockholder must comply with Section 13(a) to conduct business at any annual meeting. If the stockholder's proposed business is the same or relates to business brought by the Corporation and included in its annual meeting notice, the stockholder is nevertheless required to comply and give its own separate and timely written notice to the Secretary, (A) in the case of proposed business other than director nominations, pursuant to Section 13(a)(ii) or (B) in the case of a proposed director nomination, pursuant to Section 13(a)(iii).
(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as provided in Section 10 of this Article I. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any duly authorized committee thereof or (ii) provided that the Board of Directors or any duly authorized committee thereof has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 13 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice in the same form as required by paragraph (a)(iii) of this Section 13 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing provisions, a stockholder shall also comply with all applicable additional provisions of the SEC Requirements with respect to the matters set forth in this Section 13(b) and that this Section 13(b) is intended as an additional requirement to the SEC Requirements.
(c)Notwithstanding the foregoing provisions of this Section 13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 13, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(d)For purposes of this Section 13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.
14.Compliance with Procedures. Notwithstanding anything in these Bylaws to the contrary: (a) no business shall be conducted at any annual meeting except in accordance with the procedures set forth in Section 13 of this Article I, and (b) unless otherwise required by law, if a stockholder intending to propose business at an annual meeting pursuant to Section 13 of this Article I does not provide the information required under Section 13 to the Corporation (including providing the updated information required by clauses (a)(ii) and (a)(iii) of Section 13 by the deadlines specified therein), or such stockholder (or a qualified representative of such stockholder) does not appear at the meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Corporation. The chair of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Section 13 of this Article I, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Nothing contained in Sections 13 and 14 of this Article I shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
15.Conduct of the Meeting.
(a)Order of Business. The chairman of the meeting shall have the right to determine the order of business at the meeting.
(b)Meeting Protocol. To the maximum extent permitted by applicable law, the Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) restricting admission to the time set for the commencement of the meeting; (iii) limiting attendance at the meeting to shareholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (iv) limiting participation at the meeting on any matter to shareholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a shareholder or a proxy for a shareholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such shareholder; (v) limiting the time allotted to questions or comments by participants; (vi) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (vii) removing any shareholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting; and (viii) complying with any state and local laws and regulations concerning safety and security.
16.    Action without a Meeting.
(a)Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that directors may not be elected by written consent of the stockholders except by unanimous written consent of all shares entitled to vote for the election of directors.
(b)Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation.
(c)Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the DGCL.
ARTICLE II
DIRECTORS.
1.Number; Election; Term. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. Should the death, resignation or other removal of any non-employee director result in the failure of the requirement set forth in the preceding sentence to be met, such requirement shall not apply during the time of the vacancy caused by the death, resignation or removal of any such non-employee director. The remaining directors of the Corporation shall cause any such vacancy to be filled in accordance with these Bylaws within a reasonable period of time. At the annual meeting or a special meeting at which directors are to be elected in accordance with the Corporation’s notice of meeting, directors shall be elected in accordance with the requirements of these Bylaws and the Certificate of Incorporation.
2.Place of Meetings; Records. The directors may hold their meetings and keep the books of the Corporation outside of the State of Delaware at such places as they may from time to time determine. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.Vacancies. If the office of any director becomes vacant for any reason or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, or by a sole remaining director, may choose a successor or successors or fill the newly created directorship. Any director so chosen shall hold office until the next annual election and until his or her successor shall be elected and qualified.

4.Removal. Any and all of the directors may be removed from office at any time, with or without cause, if such removal is approved by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.
5.Organizational Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual election of directors. Notice of such meeting need not be given. Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all of the directors.
6.Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Board of Directors.
7.Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board, a Vice Chair of the Board or the President by the mailing of notice to each director at least 48 hours before the meeting or by notifying each director of the meeting at least 24 hours prior thereto either personally, by telephone or by electronic transmission; special meetings shall be called on like notice by the Chair of the Board, a Vice Chair of the Board, the President or, on the written request of any two directors, by the Secretary.
8.Notice of Meetings. Except in the case of regular meetings, notice of which has been dispensed with, the meetings of the Board of Directors shall be held upon two (2) days’ notice by mail or twenty-four (24) hours’ notice delivered personally or by telephone, telegraph or other electronic or wireless means, including by a voice or text messaging system. If the address of a director is not shown on the records and is not readily ascertainable, notice shall be addressed to him at the city or place in which the meetings of the directors are regularly held. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.
9.Quorum. At all meetings of the Board of Directors the presence of a majority of the total number of directors determined by resolution pursuant to Section 1 of this Article II to constitute the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Certificate of Incorporation or by these Bylaws.
10.Board Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any such additional committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee shall have such powers as are granted to it by the resolution of the Board of Directors or by subsequent resolutions passed by a majority of the whole Board of Directors. Unless otherwise provided for in any resolution of the Board of Directors designating a committee pursuant to this Section 10 of Article II: (i) a quorum for the transaction of business of such committee shall be fifty percent or more of the authorized number of members of such committee; and (ii) the act of a majority of the members of such committee present at any meeting of such committee at which there is a quorum shall be the act of the committee (except as otherwise specifically provided by law, the Certificate of Incorporation or by these Bylaws).
11.Action Without Meetings. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee designated by such Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.
12.Fees and Compensation of Director. Each director, in consideration of his or her serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at meetings of the Board or of any committee, or both, as the Board shall from time to time determine. The Board may likewise provide that the Corporation shall reimburse each director or member of a committee for any expenses incurred by him or her on account of his or her attendance at any such meeting. Unless otherwise determined by the Board of Directors, directors who are employees of the Corporation shall not receive any compensation for service on the

Board of Directors, but shall be reimbursed for expenses of attendance at meetings. Nothing contained in this Section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
13.Emergency Bylaws. To the fullest extent permitted by law, in the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, the Board of Directors may adopt emergency bylaws.
14.Chair of the Board and Lead Independent Director. The Corporation may have at the discretion of the Board, a Chair of the Board and/or one or more Lead Independent Directors. If there be one, the Chair of the Board of Directors shall preside at meetings of the shareholders and of the Board of Directors, and shall do and perform such other things as may from time to time be assigned to him by the Board of Directors. He or she shall have the power and authority to affix the signature of the Corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, contracts, certificates and other papers and instruments in writing which have been authorized or directed by the Board of Directors or which, in his or her judgment, should be executed on behalf of the Corporation. The Lead Independent Director shall have the duty and responsibility to (a) advise and consult with the Chair of the Board regarding the information provided to directors in connection with Board meetings, (b) ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings, (c) serve as principal liaison between the independent directors and the Chairman, (d) chair the meetings of the Board when the Chairman is not present, and (e) respond directly to shareholders and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group. If there is more than one Lead Independent Director, the Board may prescribe different responsibilities to each Lead Independent Director.
ARTICLE III
OFFICERS.
1.Election; Term of Office; Appointments. Board of Directors, at its first meeting after each annual meeting of stockholders, shall elect at least the following officers: a Chair of the Board and/or a President, one or more Vice Presidents, a Controller, a Treasurer and a Secretary. The Board of Directors may also elect, appoint, or provide for the appointment of such other officers and agents as may from time to time appear necessary or advisable in the conduct of the affairs of the Corporation. Such additional officers may include one or more Vice Chairmen, who shall not be Directors unless otherwise prescribed by the Board of Directors, and whose duties shall be to assist the Chief Executive Officer of the Corporation in establishing and implementing overall corporate policy. The Corporate Secretary or any officer elected by the Board of Directors acting in conjunction with the Corporate Secretary may appoint such assistant officers (including one or more Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Corporation. Officers of the Corporation shall hold office until their successors are chosen and qualify in their stead or until their earlier death, resignation or removal, and shall perform such duties as from time to time shall be prescribed by these Bylaws and by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices. The Board of Directors may fill any vacancy occurring in any office of the Corporation at any regular or special meeting. Two or more offices may be held by the same person.
2.Removal and Resignation. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. If the office of any officer elected or appointed by the Board of Directors becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Any officer may resign at any time upon written notice to the Corporation.
3.Chair of the Board. The Chair of the Board shall perform such duties, and exercise such powers, as from time to time shall be prescribed by these Bylaws or by the Board of Directors.
4.President. The President, in the absence of the Chair of the Board or the Vice Chair or the Lead Independent Director, if any, shall preside at meetings of the Directors. He or she shall have such authority and perform such duties in the management of the Corporation as from time to time shall be prescribed by the Board of Directors and, to the extent not so prescribed, he or she shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board of Directors, as generally pertain to the office of President.
5.Vice Presidents. Vice Presidents shall perform such duties as from time to time shall be prescribed by these Bylaws, by the Chair of the Board, by the President or by the Board of Directors, and except as otherwise prescribed by the Board of Directors, they shall have such powers and duties as generally pertain to the office of Vice President.
6.Secretary. The Secretary or person appointed as secretary at all meetings of the Board of Directors and of the stockholders shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and he or she shall perform like duties for the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders, and of the Board of Directors if required. He or she shall perform such other duties as may be prescribed by these Bylaws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Secretary.
7.Treasurer. The Treasurer shall have custody of the Corporation’s funds and securities. He or she shall perform such other duties as may be prescribed by these Bylaws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Treasurer.
8.Controller. The Controller shall have charge of the Corporation’s books of account, and shall be responsible for the maintenance of adequate records of all assets, liabilities and financial transactions of the Corporation. The Controller shall prepare and render such balance sheets, profit and loss statements and other financial reports as the Board of Directors, the Chair of the Board or the President may require. He or she shall perform such other duties as may be prescribed by these Bylaws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Controller.
ARTICLE IV
STOCK.
1.Stock. The shares of the Corporation shall be represented by certificates or shall be uncertificated. Each registered holder of shares, upon request to the Corporation, shall be provided with a certificate of stock representing the number of shares owned by such holder. The certificates of stock of the Corporation shall be in the form or forms from time to time approved by the Board of Directors. Such certificates shall be numbered and registered, shall exhibit the holder’s name and the number of shares, and shall be signed in the name of the Corporation by the following officers of the Corporation: the Chair of the Board of Directors, or the President or a Senior Vice President or Vice President; and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. If any certificate is manually signed (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate, including those of the aforesaid officers of the Corporation, may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
2.Lost Certificates. The Board of Directors or any officer of the Corporation to whom the Board of Directors has delegated authority may authorize any transfer agent of the Corporation to issue, and any registrar of the Corporation to register, at any time and from time to time unless otherwise directed, a new certificate or certificates of stock in the place of a certificate or certificates theretofore issued by the Corporation, alleged to have been lost or destroyed, upon receipt by the transfer agent of evidence of such loss or destruction, which may be the affidavit of the applicant; a bond indemnifying the Corporation and any transfer agent and registrar of the class of stock involved against claims that may be made against it or them on account of the lost or destroyed certificate or the issuance of a new certificate, of such kind and in such amount as the Board of Directors shall have authorized the transfer agent to accept generally or as the Board of Directors or an authorized officer shall approve in particular cases; and any other documents or instruments that the Board of Directors or an authorized officer may require from time to time to protect adequately the interest of the Corporation. A new certificate may be issued without requiring any bond when, in the judgment of the directors, it is proper to do so.
3.Transfers of Stock. Transfers of stock shall be made upon the books of the Corporation: (1) upon presentation of the certificates by the registered holder in person or by duly authorized attorney, or upon presentation of proper evidence of succession, assignment or authority to transfer the stock, and upon surrender of the appropriate certificate(s), or (2) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.
4.Holder of Record. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.
ARTICLE V
INDEMNIFICATION.
1.Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article V, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists now or as it may be hereinafter amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (and the heirs, executors, administrators or estate of such person) who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, investigative, legislative or otherwise and whether formal or informal (as further defined in Section 19 of this Article V, a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was serving, or had agreed to serve, in an Official Capacity (as defined in Section 19 of this Article V) for the Corporation, or while serving in an Official Capacity for the Corporation is or was serving at the request of the Corporation in an Official Capacity for another corporation, partnership, limited liability company, joint venture, trust or other enterprise (an “Other Enterprise”), including service with respect to employee benefit plans maintained or sponsored by the Corporation, or is an employee of the Corporation specifically designated by the Board of Directors as an indemnified employee (hereinafter, each of the foregoing persons, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.
2.Indemnification of Directors and Officers in Actions By or in the Right of the Corporation. Subject to the other provisions of this Article V, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, a Proceeding by or in the right of the Corporation against Expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
3.Successful Defense. In addition to the rights of indemnifications provided in Sections 1 and 2 of this Article V, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding described in Sections 1 or 2 of this Article V, or in defense of any claim, issue or matter therein, such person shall be indemnified against Expenses (as defined in Section 19 of this Article V) (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
4.Indemnification of Others. Subject to the other provisions of this Article V, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.
5.Advance Payment of Expenses.
(a)    Expenses (including attorneys’ fees) incurred by any Covered Person in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding. Such advances shall be paid by the Corporation within ten (10) calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that the payment of such expenses incurred by a Covered Person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking in writing by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such Covered Person is not entitled to be indemnified for such expenses under these Bylaws or otherwise. The Covered Person’s undertaking to repay the Corporation any amounts advanced for Expenses shall not be required to be secured and shall not bear interest.
(b)    Except as otherwise provided in the DGCL or this Section 5, the Corporation shall not impose on the Covered Person additional conditions to the advancement of Expenses or require from the Covered Person additional undertakings regarding repayment. Advancements of Expenses shall be made without regard to the Covered Person’s ability to repay the Expenses.
(c)    Advancements of Expenses pursuant to this subsection shall not require approval of the Board of Directors or the shareholders of the Corporation, or of any other person or body. The Secretary shall promptly advise the Board of Directors in writing of the request for advancement of Expenses, of the amount and other details of the request and of the undertaking to make repayment provided pursuant to this Section 5.
(d)    Advancements of Expenses to a Covered Person shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed.
(e)    The right to advancement of Expenses shall not apply to (i) any action, suit or proceeding against a Covered Person brought by the Corporation and approved by a majority of the authorized members of the Board of Directors which alleges willful misappropriation of corporate assets by such agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such agent’s duty to the Corporation or its shareholders, or (ii) any claim for which indemnification is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Sections 6(b) or 6(c) of this Article V prior to a determination that the person is not entitled to be indemnified by the Corporation.
6.Limitations on Indemnification. Except as otherwise required by the DGCL or the Articles, the Corporation shall not be obligated to indemnify any person pursuant to this Article V in connection with any Proceeding (or any part of any Proceeding):
(a)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)    where it has been adjudicated finally by a court of competent jurisdiction that the person is liable to the Corporation with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the person received an improper personal benefit, unless the court of law or another court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper;

(c)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(d)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(e)    for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the rules of any national securities exchange upon which the Corporation’s securities are listed, or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(f)    initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise made under Section 5 of this Article V or (d) otherwise required by applicable law; or
(g)    if prohibited by applicable law.
7.Indemnification Claims; Determination.
(a)    To obtain indemnification under this Article V, a Covered Person shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Covered Person and is reasonably necessary to determine whether and to what extent the Covered Person is entitled to indemnification. Upon written request by a Covered Person for indemnification, a determination (the “Determination”), if such determination is required by applicable law, with respect to the Covered Person’s entitlement thereto shall be made as follows: (i) by the Board of Directors by majority vote of a quorum consisting of Disinterested Directors (as defined in Section 19 of this Article V); (ii) if such a quorum of Disinterested Directors cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (all directors, whether or not Disinterested Directors, may participate in such designation) consisting solely of two or more Disinterested Directors; (iii) if such a committee cannot be designated, by any Independent Counsel (as defined in Section 19 of this Article V) selected by the Board of Directors, as prescribed in (i) above or by the committee of the Board of Directors prescribed in (ii) above, in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or if a quorum of the Board of Directors cannot be obtained for (a) above and the committee cannot be designated under (b) above, selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or (iv) if such Independent Legal Counsel determination cannot be obtained, by majority vote of a quorum of shareholders consisting of shareholders who are not parties to such Proceeding, or if no such quorum is obtainable, by a majority vote of shareholders who are not parties to the Proceeding. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within thirty (30) calendar days after such determination.
(b)    If a claim for indemnification under this Article V is not paid in full by the Corporation within thirty (30) calendar days after a determination has been made pursuant to Section 7(a) above that the claimant is entitled to indemnification, or (ii) if a request for advancement of Expenses under this Article V is not paid in full by the Corporation within ten (10) calendar days after a statement pursuant to Section 5 above and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction to recover the unpaid amount of the claim for indemnification or request for advancement of Expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also any and all Expenses incurred in connection with prosecuting such claim. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of Expenses. It shall be a defense to any such action that, under the DGCL or other applicable law, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of Expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth under the DGCL or other applicable law, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c)    The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(d)    If a Determination shall have been made pursuant to Section 7(a) above that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 7(b) above.
(e)    The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 7(b) above that the procedures and presumptions of these Bylaws are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of these Bylaws.
8.Procedures For The Determination Of Whether Standards Have Been Satisfied.
(a)Costs. All costs incurred by the Corporation in making the Determination shall be borne solely by the Corporation, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Corporation shall also be solely responsible for paying all costs incurred by it in defending any suits or Proceedings challenging payments by the Corporation to a Covered Person under these Bylaws.
(b)Timing of the Determination. The Corporation shall use its best efforts to make the Determination contemplated by Section 7 hereof as promptly as is reasonably practicable under the circumstances.
9.Non-exclusivity of Rights. The rights of indemnification and advancement of Expenses provided in this Article V shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, insurance policy, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of expenses created by this Article V, to the fullest extent not prohibited by the DGCL or other applicable law.
10.Continuation of Rights. The rights of indemnification and advancement of expenses provided in this Article V shall continue as to any person who has ceased to be a director, officer, partner, member, trustee, agent or employee and shall inure to the benefit of his or her heirs, executors, administrators and estates.
11.Contract Rights. Without the necessity of entering into an express contract, the obligations of the Corporation to indemnify a director, officer, partner, member, trustee, agent or employee under this Article V, including the duty to advance expenses, shall be considered a contract right between the Corporation and such individual and shall be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Such contract right shall be deemed to vest at the commencement of such individual’s service to or at the request of the Corporation, and no amendment, modification or repeal of this Article V shall affect, to the detriment of the indemnified person and such indemnified person’s heirs, executors, administrators and estate, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

12.Subrogation. In the event of payment of indemnification to a Covered Person, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.
13.No Duplication of Payments. The Corporation shall not be liable under this Article V to make any payment in connection with any claim made against a person described in Sections 1 or 2 of this Article V to the extent such person has otherwise received payment (under any insurance policy, bylaw, agreement or otherwise) of the amounts otherwise payable as indemnity hereunder.
14.Insurance and Funding.
(a)The Board of Directors may authorize that the Corporation purchase and maintain, at the Corporation’s expense, insurance to protect the Corporation and any person against any liability or expense asserted against or incurred by such person in connection with any Proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article V or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect the indemnification provided herein.
(b)Any full or partial payment by an insurance company under any insurance policy covering any director, officer, employee, agent or other person indemnified above made to or on behalf of a person entitled to indemnification under this Article V shall relieve the Corporation of its liability for indemnification provided for under this Article V or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the Corporation with respect to such payment.
(c)Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 14 may be provided by the Company or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Company. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 14 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his or her action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.
15.No Imputation. The knowledge and/or actions, or failure to act, of any other officer, director, employee or agent of the Corporation or an Other Enterprise shall not be imputed to an indemnified person for purposes of determining the right to indemnification under this Article V.
16.Reliance. Persons who after the date of the adoption of Article V or any amendment thereto serve or continue to serve the Corporation in an Official Capacity or who, while serving in an Official Capacity, serve or continue to serve in an Official Capacity for an Other Enterprise, shall be conclusively presumed to have relied on the rights to indemnification and advancement of Expenses contained in this Article V.
17.Severability. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer and any other person indemnified pursuant to this Article V as to all Expenses with respect to any Proceeding to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.
18.Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article V shall be in writing and either delivered in person or sent by U.S. mail, overnight courier or by e-mail or other electronic transmission, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

19.Certain Definitions.
(a)The term “Corporation” shall include, in addition to SJW Group, Inc. and, in the event of a consolidation or merger involving the Corporation, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(b)The term “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.
(c)The term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect losses, liabilities, expenses, including fees and expenses of attorneys, fees and expenses of accountants, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement and all other disbursements or expenses of the types customarily incurred in connection with (i) the investigation, prosecution, defense, appeal or settlement of a Proceeding, (ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding, (iii) any compulsory interviews or depositions related to a Proceeding, (iv) any non-compulsory interviews or depositions related to a Proceeding, subject to the person receiving advance written approval by the Corporation to participate in such interviews or depositions, and (v) responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses shall also include any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Article V.
(d)The term “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article V.
(e)The term “Official Capacity” shall mean service as a director or officer of the Corporation or service, at the request of the Corporation while serving in an Official Capacity for the Corporation, as a director, officer, partner, member, manager, trustee, employee, agent or other representative of an Other Enterprise.
(f)The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, mediation, arbitration and appeal of, and the giving of testimony in, any Proceeding.
(g)The term “serving at the request of the Corporation” includes any service as a director, officer, employee, or agent of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries.
(h)The term “not opposed to the best interest of the Corporation,” when used in the context of a Covered Person’s service with respect to employee benefit plans maintained or sponsored by the Corporation, describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

ARTICLE VI
MISCELLANEOUS.
1.Delaware Office. The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.
2.Other Offices. The Corporation may also have an office in the State of California, and such other offices at such places as the Board of Directors from time to time may appoint or the business of the Corporation may require.
3.Seal. The corporate seal shall be in the form adopted by the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be affixed by any officer of the Corporation to any instrument executed by authority of the Corporation, and the seal when so affixed may be attested by the signature of any officer of the Corporation.
4.Instruments in Writing. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of or on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
5.Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws, a written waiver signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting, is not lawfully called or convened.
6.Amendments. The Board of Directors Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation by the affirmative action of a majority of its members. The Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such proposed adoption, amendment or repeal be contained in the notice of such meeting.
7.Checks. All checks, drafts, notes and other orders for the payment of money shall be signed by such officer or officers or agents as from time to time may be designated by the Board of Directors or by such officers of the Corporation as may be designated by the Board of Directors to make such designation.
8.Fiscal Year. The fiscal year shall end on December 31st unless otherwise determined by resolution of the Board of Directors.

SJW CORP.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 29, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 29, 2015, and the accompanying proxy statement, and appoints W. Richard Roth and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 29, 2015, at 9:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS  ☒.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2014 are available at
http://www.rrdezproxy.com/2015/SJWCorp/

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SJW CORP.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors

		NOMINEES:
☐	For All	01	K. Armstrong

☐	Withhold All	02	W. J. Bishop

☐	For All Except	03	M. L. Cali

		04	D. R. King

		05	D. B. More

		06	R. B. Moskovitz

		07	G. E. Moss

		08	W. R. Roth

		09	R. A. Van Valer

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN

2. Approve the reincorporation of SJW Corp. from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2015.	☐	☐	☐

NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date